UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

PROTEONOMIX, INC.

(Exact name of registrant as specified in its charter)

Delaware                                                                        13-3842844

(State or other jurisdiction of incorporation or organization)                (I.R.S. Employer Identification No.)

187 Mill Lane  Mountainside, New Jersey 07052

(Address of principal executive offices)

Registrant's telephone number, including area code: 973-544-6116

Securities to be registered pursuant to Section 12(b) of the Act:

                      Title of each class                                             Name of each exchange on which

                 to be so registered                                              each class is to be registered

          _________________________________                _________________________________

          _________________________________                _________________________________

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer    [  ]                                            Accelerated filer                     [  ]

Non-accelerated filer      [  ]                                            Smaller reporting company     [x]

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Business.

Our predecessor, Azurel, Ltd. ("Azurel"), was incorporated in 1995 and had been a public company marketing a line of fragrances and cosmetics under proprietary names such as “Privilege” and “Benendre.” On February 2, 2001, Azurel filed a voluntary petition for protection from creditors under Chapter 11 in the United States Bankruptcy Court for the District of New Jersey, Newark. Azurel was discharged from bankruptcy on December 28, 2005. On September 12, 2006, Azurel acquired National Stem Cell, Inc., a Delaware corporation (“National Stem Cell”), as a wholly-owned subsidiary and Azurel changed its name to National Stem Cell Holding, Inc. (“National Stem Cell Holding”) following the acquisition. The acquisition of National Stem Cell included its subsidiary The Sperm Bank of New York, Inc. (“SBNY”).In this transaction, Azurel’s common stock was reverse split 1:37. In August 2008, National Stem Cell Holding reverse split its stock 1:10 and changed its name to Proteonomix, Inc. (“Proteonomix”).

Our subsidiary, National Stem Cell was formed on January 14, 2005. On its date of incorporation, National Stem Cell acquired SBNY, a company engaged in reproductive tissue banking, including sperm, ova, ovarian tissue and testicular tissue.Subsequently, Michael Cohen contributed intellectual property consisting of his research into immunological isolation of stem cell populations derived from umbilical cord blood and bone marrow. Some of this research was embodied into patent applications, such as our Flex Pak 5 which Mr. Cohen developed prior to the formation of National Stem Cell and contributed to that company. Mr. Cohen financed the initial operations of National Stem Cell by purchasing shares of its common stock.

In March 2006, National Stem Cell began to work in conjunction with The Johns Hopkins University (“JHU”) and developed multiple patents in stem cell expansion, stem cell growth and identification of particular types of stem cells.

On July 7, 2008, we formed Proteoderm, Inc.(“Proteoderm”) in New York State, as a wholly-owned subsidiary, to develop, market, and sell our cosmeceutical line using technology licensed to us by Michael Cohen, our President, and his brother, Jacob Cohen.

We began working with the University of Miami (“U Miami”), in June 2007, on the expansion of cord blood stem cells. the production of Matrix NC-138 (described below), and isolation of specific cells to be used in cardiological therapeutics.

In 2007, we spent $53,933 and in 2008, we spent $-0- on research and development.

Business Description

Our mission is to achieve a leadership position in life enhancement regenerative stem cell therapies, services, and products through a combination of first to market technologies, and innovative clinical trial strategies.

Regenerative therapy (often referred to as “Regenerative Medicine” or “Cellular Medicine”) involves the introduction of healthy new stem cells to repair and replace damaged or lost cells. Stem Cells are undifferentiated cells that have the potential to differentiate into a variety of different cell types. For example, for heart repair, mesenchymal stem cells which are found in bone marrow are able to differentiate into muscle, fibroblasts, bone, tendon, ligament and adipose tissue.

We are primarily focused on developing therapies and products based upon the use of human stem cells and their derivatives with an initial focus on diabetes and cardiac diseases. Many of the currently incurable diseases associated with aging are caused by the degeneration of specific cell types in the body. These diseases include , but are not limited to, cancer, heart disease, diabetes, and autoimmune conditions. Stem cell therapy provides much promise for the treatment of diseases previously regarded as incurable.

The Sperm Bank of New York, Inc.

We own SBNY through our ownership of National Stem Cell and, since 2005, through SBNY, National Stem Cell, now our subsidiary, has provided reproductive banking services.

SBNY is an accredited and operating reproductive cell/tissue banking service, including sperm, ova, ovarian tissue and testicular tissue. It is located at 187 Mill Lane, Mountainside, New Jersey. SBNY collects its samples using facilities and personnel of BioGenetics Corporation, the Sperm and Embryo Bank of New Jersey and Saint Luke’s Hospital in New York City. SBNY provides, worldwide, through physician referrals or directly to individuals, cryopreservation of sperm and ova for men and women who desire to store their own reproductive cells and tissue to achieve pregnancy through assisted reproduction in the future. SBNY is licensed by the New York State Department of Health as a reproductive cell and tissue bank and adheres to medical standards and ethics set forth by the American Society for Reproductive Medicine, the American Association of Tissue Banks (AATB), and related scientific associations and regulatory agencies.

We anticipate that our laboratory services will provide advanced technologies and procedures for the collection, laboratory testing, bio-genetic typing, processing and cryogenic storage of stem cells from both umbilical cord and peripheral blood. Umbilical cord blood stem cells and reproductive cells are processed and banked for both allogeneic (transplantation of cells from other donors) and autologous (cells transplanted to the same person from whom they were derived) therapeutic transplantation for a variety of medical disorders, including leukemia and lymphoma.

SBNY operates under the auspices of United States Heath and Human Services “CLIA” (Clinical Laboratory Improvement Amendments) CLIA regulates laboratories and monitors and reviews licenses. The sperm bank recruits, evaluates, cryopreserves (freezes), stores and distributes sperm from anonymous donors of diverse ethnic origin. Samples are cleared for cryopreservation only after rigorous laboratory testing. The cryopreserved donor vials are available for purchase by licensed physicians or their clients for use in assisted reproduction. We adhere to medical standards and ethics set forth by the American Society for Reproductive Medicine (ASRM) and related scientific associations and regulatory government agencies. BioGenetics which operates the laboratory on our behalf is an FDA registered cell and tissue bank facility and is licensed by the New Jersey State Department of Health as a Laboratory under CLIA and the New York State Department of Health as a Reproductive Cell &Tissue Bank. The state departments of health annually inspect the facility.

BioGenetics is a party to an oral management agreement with us cancellable upon 30 days’ notice whereby it manages the collection, storage and sale of sperm and other biological material for a fee of $50,000 per year which is deducted from receipts from the sale of sperm and other biological material.

SBNY sublets approximately 300 square feet from Roosevelt/St Luke’s Hospital for $795 per month all inclusive (landlord pays utilities and taxes) to receive donors and collect samples.

National Stem Cell, Inc.

Through our operating subsidiary, National Stem Cell, we have developed a catalog of intellectual properties and patent applications. These technologies are designed to work together in a synergistic fashion. Our initial focus in stem cell therapeutics is to achieve a leadership position in:

a.

the development of identification biomarkers (a  biomarker is a substance used as an indicator of a biologic state. It is a characteristic that is objectively measured and evaluated as an indicator of normal biological processes, pathogenic processes, or pharmacologic responses to a therapeutic intervention) cell derivatives and cellular proteins.

b.

the development of stem cell therapies for disease and injury; and

c.

the performance of reproductive cell/tissue laboratory services.

The Company needs to test its technologies and therapies before commercialization. A timeline cannot be estimated for each of the technologies as timelines depend on successful funding, testing and regulatory approval.

We can give no assurance that our technologies will result in our company achieving a leadership position in the development of identification biomarkers, stem therapies or the performance of reproductive cell and tissue laboratories services.

In addition to our work with stem cell therapeutics, we intend to develop a myriad of derivative commercial products using stem cells. Our wholly-owned subsidiary, Proteoderm has designed and intends to produce and market, anti-aging cosmeceuticals and cosmetics derived from stem cell products which contain a patent pending secreted matrix as an active ingredient.

Our principal suppliers for our raw materials are U Miami and San-Mar Laboratories. Availability of raw materials is not limited. FDA approvals are needed for all stem cell therapies but not of the Company’s cosmeceuticals. The FDA process is described below.

Cell therapies for pancreatic islet cells.

Through research by Michael Cohen, our President, initially at JHU and now at U Miami, we have identified stem cells in the human pancreas and have applied for patents for cell surface markers (the molecules present on the surface of each cell which define the cell on what receptors are present - a technique often used to associate cells with certain immune functions) for these pancreatic stem cells as well as methods for their isolation. These technologies have been licensed to us in perpetuity. The license provides that research and development as well as funding and patent obligations are our responsibility. No fees have been paid to date and no royalties will be paid to Mr. Cohen. Term is perpetual unless we become bankrupt or make an assignment for creditors, in which event all rights revert to Mr. Cohen. We are applying our techniques in order to develop protocols for the conversion of these cells into islet cells (the cells which produce insulin in the pancreas). This technology is in the developmental stage and we can offer no assurance that we can reliably convert stem cells to islet cells. Based on the fact that these cells are autologous rather than from a non-related donor, we anticipate that the cells that we are able to isolate will substantially reduce rejection when transplanted into the liver of the same diabetic patient. The approach we are developing differs from the United States Food and Drug administration ("FDA") approved “Edmonton Protocol” described only below in that we rely on cells isolated from the same patient rather than cells from a donor; it is otherwise identical.

We intend to expand our autologous cells (increase the numbers of identical cells) and then convert them to beta cells (insulin producing cell) outside the body (referred to as ex vivo). We are developing a proprietary methodology for converting stem cells from a diabetic’s pancreas into beta cells and have applied for a patent on our methodology. We can offer no assurance that our methodology will be effective and reproducible. We have not tested our theories relating to the conversion of stem cells to islet cells and would need further research and testing to confirm or reject our theory.

We then intend to inject our cells , using the current FDA approved transplant procedure , into diabetics’ livers. We finally intend to demonstrate that these expanded autologous cells with surface cellular markers similar to beta cells, will engraft (attach) in the diabetic liver and we anticipate that these cells will produce insulin. The Edmonton Protocol is a method of using cadaveric islet cells (beta cells from cadavers) and injecting these cells into the liver, which is used rather than the pancreas, as it is blood vessel rich and offers a safer organ into which to inject beta cells. The Edmonton Protocol involves isolating islets from a cadaveric donor pancreas. Each recipient receives islets from one to as many as three donors. The islets are infused into a patient's hepatic portal artery, the main artery that supplies blood to the liver. In the Edmonton Protocol, the currently used procedure involving allogeneic cells, the transplanted cells initially produce insulin, but are eventually rejected by the body. We anticipate that our autologous cells will not be rejected, which is the case with allogeneic cells as our cells will be injected and attach to the liver of the donor of the cells.

The agreement of our subsidiary, National Stem Cell, with JHU was cancelled due to our failure to pay its invoices. National Stem Cell was sued by JHU and entered into a settlement agreement under which it paid Johns Hopkins $10,000 and owes $190,000 due and payable before July 30, 2010. The license agreement with JHU specifically survives. It calls for an initial license fee of $15,000 which we paid. Milestone payments are not called for until patents are obtained and commercial revenue commences. Milestone payments are between 2-3% of net revenue depending on the specific patent and the product.

We will require additional funding to submit these islet cells and our protocols for research to create beta cells in conjunction with U Miami during 2009. We are attempting to achieve sufficient funding through sale of equity. In the event we are unable to raise sufficient funds in that fashion, we would consider a joint venture with a large pharmaceutical company or a license with a larger company with the resources to conduct regulatory testing.

We intend to conduct, assuming our pre-clinical work is successful and we achieve sufficient funding, FDA Phase I trials. These trials are the first stage of testing in human subjects with a small (20-50) group of healthy volunteers. This phase includes trials designed to assess the safety ( pharmacovigilance ), tolerability, ( pharmacokinetics ), and the study of the biochemical and physiological effects and the mechanisms of their actions, ( pharmacodynamics ) of a drug. However, there are some circumstances when real patients are used, such as patients who lack other treatment options. We estimate that Phase I trials of this and other technologies will cost in the range of $3 million to $10 million. Assuming our protocols pass Phase I scrutiny, they must then be subject to Phase II trials using a larger test group. Phase II trials are designed to assess how well the therapy works, as well as to continue Phase I safety assessments in a larger group of volunteers and patients. Failure of a drug usually occurs during Phase II trials when the drug is discovered either not to work as represented, or to have toxic effects. We estimate that Phase II trials would cost in the range of $10 million to $50 million. Phase III studies are randomized controlled multi-center trials on large patient groups (300–3,000 or more depending upon the disease/medical condition studied) and are aimed at being the definitive assessment of how effective the drug is, in comparison with current treatment and may cost between $30 million to more than $300 million. Because of the multimillion dollar expense of Phase III Trials, we would anticipate that we would need to join with a larger corporation in order to assist us with the expenses of these trials.

We are hope to have enough data on some of our technologies by 2011 in order to apply for an FDA Phase I trial. We anticipate that the first technology to achieve that milestone will be the expansion of Cord Blood. No guarantee can be given that we will achieve these objectives on a timely basis or at all.

Umbilical cord blood expansion.

Through National Stem Cell, we are currently gathering data for our Phase I trial for umbilical cord blood expansion (which is the replication of umbilical cord blood cells through generations without degradation of the cells). Our expectations for successful results are derived from our patent pending growth medium and matrix to grow human embryonic stem cells (“hES”) which technology also applies to umbilical cord blood cells. This growth medium and matrix also applies to the expansion of umbilical cord blood; as we are no longer expanding hES derived stem cells. We anticipate that our results will show replication without genomic changes i.e. changes in genes and sequences of genes, and DNA segments, in the chromosomes of an organism. We anticipate that our efforts over the next two years will lead to the commencement of FDA Phase I trials although we can offer no guarantee of success.

Cryopreservation

Through National Stem Cell, we have developed a patent-pending container device for cryopreservation of stem cells (the process where cells are preserved by cooling to low sub-zero temperatures) that we believe will provide significant improvements in viable cell recovery and contaminant protection, both in freezing and thawing stem cells, than is found with cryostorage containers currently in use.

Proteoderm, Inc.

We have developed cosmeceutical products based on patent applications of our stem cell derived proteins Matrix NC138TM (“NC138”) technology which we have assigned to our subsidiary, Proteoderm. “Cosmeceutical” is a word blended from “cosmetic” and “pharmaceutical” and is defined as a cosmetic with active pharmaceutical ingredients. Proteoderm introduced our cosmeceutical at the Anti-Aging Conference sponsored by the American Academy of Anti-Aging Medicine held in National Harbor, Maryland in August, 2008 by manning a kiosk and providing samples of our cosmeceutical kits to participants, primarily physicians and industry leaders.

Proteoderm has developed an anti-aging kit consisting of a day cream, night cream, cleanser, exfoliant and under eye serum under the brand name “Matrix NC-138.” Proteoderm has recently executed, with two China-based companies, an agreement for the licensing, sale, and distribution of its cosmeceutical kit in China, Hong Kong and Taiwan.

Proteoderm designs, produces and synthesizes proteins, and polypeptides secreted by stem cells and incorporates them into uniquely formulated personal care products. Its business concept is to develop and commercialize products based upon sophisticated, high performance biomaterials exclusively for use in the cosmetics and personal care markets. Our marketing and promotional efforts will feature the anti-aging and anti-wrinkle properties of our products formulated with NC138. We believe that cosmeceuticals containing our Secreted Matrix can be topically applied to consumers’ skin and can be taken up into the outer skin layers to enhance the natural formation of collagen.

Further, our protein molecules form a complex structure that enhances skin firmness and elasticity and delivers essential complexes that assist in the support of cells found in human tissues. We believe that NC 138, when combined with our carrier agents and applied to the skin surface, penetrates the outer epidermal layer. Once within the extracellular matrix environment of the skin, the components enhance the production of type 4 collagen in the skin, helping to reduce the appearance of superficial wrinkles. As far as we are aware, no other materials similar to our Matrix NC 138 are currently available in personal care products.

Proteoderm is regulated by the Personal Care Products Council (“PCPC”), formerly known as the “Cosmetic, Toiletry and Fragrance Association,” the leading national trade association for the cosmetic and personal care products industry. For more than 600 member companies, it is a leading and trusted source of information for and about the industry and a vocal advocate for consumer safety and continued access to new, innovative products. The PCPC has adopted a Consumer Commitment Code to formalize many existing product safety practices and to demonstrate its members’ commitment to safety. The Cosmetic Ingredient Review (“CIR”) Expert Panel, is an independent, nonprofit panel of scientists and physicians established in 1976 to assess the safety of ingredients used in cosmetics in the U.S. with the support of the U.S. Food and Drug Administration and the Consumer Federation of America.

We and our subsidiary, Proteoderm, conducted tests of the efficacy of our cosmeceutical kit on a dozen women and have found that our  kit removed age lines in the faces and under the eyes of each person we tested. However, we have determined that we need a more formal and more extensive study to verify or contradict our preliminary conclusions relating to efficacy. As a result, we have entered into an agreement with Smeena Khan, M.D, a dermatologist based in Virginia, to conduct a multi-center efficacy study on a larger scale than previous tests we have conducted of the effects of the Proteoderm skin care line on aged skin, particularly wrinkles. The Study is designed as a split-face study (i.e. one half the face using our cosmeceutical and the other the creams or lotions presently used by the participants in the study), conducted over the course of a twelve-week period for 150 patients. The study, originally scheduled to commence during the third week in May, 2009 has been postponed pending production of a sufficient number of cosmeceutical kits.

Our obligations are to provide the cosmeceutical kits, technical support as needed by Dr. Khan, preparation of agreements to be signed by other physicians participating in the study and statistical services; Dr. Khan’s obligations are to have the participants photographed immediately prior to commencement of the study, and every two weeks thereafter. Dr. Khan shall prepare the Study Materials, expected to total 30-40 pages, including:

patient and Investigator questionnaires;

patient consents (subject to approval of the Company’s counsel);

instructions to patients and to investigators;

written agreements of the Investigators to participate in the Study;

study protocol (design of the Study);

patient logs;

patient assessment forms; and

other materials deemed by Dr. Khan to be necessary or advisable.

Dr. Khan has been paid $5,000 and 10,000 common stock options exercisable for a period of five years at $2.50 per share and will receive an additional $5,000 and 10,000 options with like terms upon conclusion of the study. In addition, Dr. Khan will receive the kits throughout her lifetime without charge; and she will keep copies of all photographs of all patients with the right to show to her future patients to illustrate the efficacy of the kit.

The agreement does not contain specific termination provisions but cites that Dr. Khan shall devote, with regard to her other commitments, to perform her duties in conducting the study. If the study is conducted as set forth in the agreement with Dr. Khan, the agreement will terminate at the conclusion of the study.

Raw materials are being manufactured by U Miami.

Technologies

Stem Cells and Regenerative Medicine

The decline of cellular functions causes people to experience illnesses and frailties such as heart attack (loss of heart muscle function), arthritis (loss of joint lining cells) and stroke (loss of nerve cell function). The human body has a remarkable ability to heal and even regenerate itself through the mobilization of stem cells from bone marrow and other organs of the body. However, this potential for regeneration is limited and often declines as we age.

Regenerative Medicine is a young and rapidly growing area that we believe will develop into a new and primary therapeutic paradigm for disease and trauma. In the next few years, we anticipate that treatments based on stem cells, primarily from bone marrow, umbilical cord and peripheral blood, will be used for as many patients to treat as many different ailments – such as coronary heart disease, diabetes, central nervous system disease and arthritis – as are drug therapies and surgery used currently for such disorders. The reason for the surge of interest in cell therapy is that cells used for therapy often are more effective than chemical therapeutics. For example, a diabetic can roughly control his or her blood sugar with insulin through the periodic injection of insulin or an insulin pump. However, if a diabetic’s body accepts a graft of beta cells, those cells will react instantly to changes in blood sugar concentration and secrete just enough insulin to keep it within bounds. It is possible that stem cell therapies will eventually replace much of the current class of first line treatments and interventions for many disorders and could even provide therapeutic benefit for diseases that are currently intractable or even incurable. We anticipate that the demand for clinical use of stem cells will increase dramatically as new therapies are developed.

The search for regenerative stem cells has focused upon a number of potential sources, specifically:

embryos

umbilical cord blood

placenta

bone marrow

peripheral blood and

subcutaneous fat

Solutions and Therapeutics

We are a biotech company in that our research and development is directed toward commercial products and applications. Our multi-faceted research and development program has led to over a dozen patent applications pending relating to multiple therapeutic treatments and products. We have not received any revenues from these therapies; and the only products which have been commercialized are cosmeceutical.

We believe that our stem cell therapy candidate for diabetes may have key advantages compared to competitors’ therapies.

For example, our non-embryonic stem cell therap y for Type 1 diabetes is being developed for clinical transplant administration based on the FDA approved Edmonton Protocol for therapeutic transplantation of cadaveric islet transplant (extraction of beta cells from the pancreas of a deceased donor.). Our management anticipates, shorter time periods to reach the human clinical trial stage and to complete these trials. The Edmonton Protocol is named for the islet transplantation group at the University of Alberta, Edmonton, where the protocol was first devised in the late 1990s, and published in The New England Journal of Medicine in July 2000. Most competitors are developing cellular therapies for this disorder by modifying the cells or their preprogrammed developmental pathways through re-engineering and the introduction of external biochemical factors, not naturally present in the human body.

Thus, we believe that our non-embryonic stem cell therapy candidate for diabetes has key advantages compared to competitors with respect to:

(i)

reduced risk or uncertainty due to obstacles to successful product development;

(ii)

reduced time until return on investment; and

(iii)

failure prevention and value creation as our intellectual property portfolio continues to grow.

Competition

Each of our products and areas of development is subject to intense competition from other entities that may have substantially greater resources than we do. Stem cell therapies for diabetes and cardiac injury are being developed by a number of companies. Our stem cell therapeutic development program is, to the best of our knowledge, distinguishable from those of the competitors on the basis of several factors. Competitors’ stem cell therapy candidates rely on re-engineering or modifying cell characteristics that will require multiple validation and safety studies before advancing to clinical trials with patients. Our approach is to develop from bone marrow and umbilical cord blood stem cells and organ specific stem cell candidate therapies that comply with FDA protocols already in effect for therapeutic transplantation with such stem cells. As a result, we can bypass the laborious and time-consuming studies for safety and efficacy that the FDA requires of our competitors before advancing to human clinical trials and eventually to market. Our cells are derived from the patient’s own body and thus have a lower chance of rejection by the body. For example, our diabetes cell therapy is based on a cell we obtain from the patient’s own organ. We hope to utilize, the Edmonton Protocol in order to administer the patient’s selected cells into that patient’s liver. As a result, we hope to reduce the time and expenses associated with a Phase I trial by the FDA. Successful phase one trial requires us to demonstrate limited adverse reaction to the therapy and efficacy.

One of our competitors, Novocell Inc., has developed a beta cell from an embryonic stem cell. Although this technology is preclinical, it is based on an allogeneic model that will require immune suppression , i.e. suppression of the immune response, by drugs or radiation, in order to prevent rejection or to control autoimmune diseases for life. In contrast, our identification of a stem cell in the human pancreas may lead to an autologous therapy for both Type 1 and Type 2 diabetes. Other major competitors include Regentech Inc. Regentech Inc. is developing an expansion technology based on a physical device (known as a reactor) to promote cell expansion. Similar technology has also been developed by Pluristem Inc. Both reactors allow for expansion of cord blood stem cell but are limited in the number of generations produced without diversification ( five generations before diversification) .. A reactor is a device, essentially an incubator for cells. and is not a medium. The use of a reactor requires a medium. Our medium does not require a reactor.

Our expansion technology is based on our unique growth medium and not a reactor. We anticipate that we can generate replication without genomic changes.”

We are unaware of any direct competition to our cosmeceutical products. However, a substantial number of companies are offering anti-aging cosmetics. Many physicians offer Botox and laser therapies. None of them includes a protein such as our patent pending protein which occurs in women during pregnancy ..

Our Current and Future Products

All our products need development except our cosmeceutical products which are ready to market.

Future Products

Human Embryonic Stem Cell (hES) Growth Platform (stem cell growth media and matrix). This technology was co-developed by Michael Cohen and JHU and has been assigned to our subsidiary, National Stem Cell. The license agreement specifies an initial payment to JHU and a royalty on sales of which there have been none to date. The work leading to the license performed by Michael Cohen and JHU resulted in a lawsuit against our subsidiary National Stem Cell for nonpayment of fees which was settled by an upfront payment of $10,000 and a final payment of $190,000 due on June 30, 2010. The basic agreement cites that we will reimburse JHU for all costs associated with the preparation, filing, maintenance, and prosecution of patent rights incurred by JHU. The agreement on which the lawsuit was based grants JHU a 2-3% royalty on sales of licensed products.

Product

    Patent Application #

Development Stage

1. Platform CB-500

         60-839,124

     Pre-clinical

2. Platform ES-400

         60-830,668

     Pre-clinical

3. E.S.E.F-99 Device

         60-847,645

     Pre-clinical

These growth platforms are unique because they are free of animal or human blood components (“serum free”) and free of animal product (“xeno free”). Instead, the platforms are based on components that are FDA approved for transplant for human beings. Thus, the growth platforms differentiate themselves from other platforms on the market , of which our management is aware , in that all other platforms contain either serum or xeno products or both. Our platform ES-400 is both an enriched fluid which constitutes a complete medium and scaffolding, consisting of human collagen-based matrix for the growth of stem cells, whose components are FDA approved for human transplant. Combined with our patent pending device and enzyme separation medium used to separate stem cells while they are growing which we have named E.S.E.F. - 99, ES - 400 grown cells show less than 1% destructive tumor formation in progressive generations. By contrast, current competitors’ stem cell lines demonstrate an 80% probability of destructive tumor formation in successive generations.

Platform CB-500 is a complete medium and scaffolding whose components are based on umbilical cord blood. CB-500 enhances the rate of growth of a stem cell colony .. This product is important for the future of stem cell therapy as it provides for the accelerated growth of cells without differentiation (without genomic change so that derived cells are identical to the initial cells) for the purposes of therapies developed by us or other companies.  Further, because our platforms do not utilize any animal products, the possibility of contamination associated with the transmission of diseases from animals to humans is removed. A medium is a feeder material and growth factor in which cells grow. Scaffolding is the collagen substructure that allows for the adherence of cells in order for them to expand. Our platform is both a medium and scaffolding.

After completing our pre-clinical trials, these products need to be subject to rigorous FDA trials. There is no guarantee that our products will survive FDA trials or that we will achieve sufficient funding for this purpose.

Products related to cord blood storage.

This technology was developed by Michael Cohen who assigned the rights to us for shares of our common stock. No royalties are due and we are responsible for patent prosecution, maintenance and infringement matters.

Product

       Patent Application #

Development Stage

4. FlexPak-5

       11-038,119

Seeking manufacturers

FlexPak-5 is our unique cord blood banking cryopreservation bag , used for internal purposes only that we believe with further testing and verification will provide us the ability to bank cord blood in aliquot (an exact division of the cord blood into units for future expansion). What makes FlexPak 5 unique is that it is, to the best of our knowledge, the only product that separates cord blood units in a closed system (a system that has no human touch from the beginning of the process to the end of the process) into five units that may be separated while still cryopreserved into individual units. Each unit is segregated by volume in order to provide for optimum expansion capabilities. We believe that no regulatory approval is required. We anticipate that the product will be of use to us once we complete development and FDA approval of our stem cell expansion technology.

Current Products

Products related to cosmetics products.  This technology was co-developed by Michael Cohen and Jacob Cohen and all rights thereto were assigned to them; and they then assigned the rights to Proteoderm.

Product

       Patent Application #

Development Stage

5. E.G. Cosmeceutical

              60-875,553

     Completed

6. C.B. Cosmeceutical

              60-875,558

     Completed

Our cosmetic products utilizing the Secreted Matrix and Matrix NC 138 were developed by our subsidiary, Proteoderm, and by San - Mar Laboratories, Inc. based on cosmeceutical technologies which describe the Matrix NC 138 (a material secreted by stem cells) for which Michael and Jacob Cohen applied for patents and have assigned them to us. San-Mar has been contracted to produce Proteoderm cosmeceutical products based on its Matrix NC 138TM technology.

U Miami has begun producing the Matrix NC 138 and has the capability of producing the Matrix NC 138 in large volumes and at a reasonable price. Our supply contract with U Miami has expired but we have received oral indications that it will be extended for three years.

The patent applications for the technologies, originally developed by Michael Cohen and Jacob Cohen (brothers) were assigned to us in July, 2009, for consideration of 50,000 Shares of Series C Preferred Stock, issued jointly to Messrs. Cohen. We in turn, assigned all of the rights to the technologies to Proteoderm. As additional consideration, Messrs. Cohen received the right to receive 20% of the outstanding shares of the common stock of Proteoderm, in the event it should become a public company. They assigned this right to the JSM Family Trust. The license provides that research and development as well as funding and patent obligations are the responsibility of the licensee. No fees have been paid to date and no royalties will be paid to Messrs Cohen. Term is perpetual unless we become bankrupt or make an assignment for creditors, in which event all rights revert to Messes. Cohen. In January, 2009, we entered into an agreement with two China-based companies, China Biopharma, Inc., which distributes pharmaceuticals and cosmetics in China, and Sinoquest Investment Ltd. , which controls several pharmaceutical and cosmetic distribution companies in China .. Under the terms of that agreement, we will provide the ingredients of our cosmeceutical kit containing a day cream, night cream, under eye serum, exfoliant and cleanser with the Matrix NC 138, in bulk, and China Biopharma and Sinoquest will market and sell the products in China, Hong Kong and Taiwan. We can give no assurance that we will make substantial sales pursuant to this agreement. The term of the agreement was three years; and over and above the price per kit set forth below, the purchasers were obligated to pay us a royalty of $15 per kit on net sales. The purchasers were obligated to purchase 10,000 units per year commencing the date of the first order. The purchasers were additionally obligated to purchase Proteonomix stock in the open market at a level equal to 5% of gross sales less returns and to retain purchased shares for a period of one year before selling them. The purchasers were also obligated to create a “Wholly Owned Foreign Enterprise” (“WOFE”) owned 60% by us and 40% by the purchasers. The WOFE has not been formed.

We received the first order for the materials for the production of 10,000 kits at $100 per unit. Pursuant to the terms of the purchase order, we had to demonstrate our financial ability to manufacture the raw materials for 50,000 units before payment for the first order would be made. We were unable to demonstrate our financial ability to manufacture 50,000 kits and the purchase order expired. The president of China Biopharma and Sinoqest has informed us that if we demonstrate our financial credibility with cash or cash equivalents of $1,000,000 and produce and sell cosmeceutical kits in the United States, the order would be reinstated. There is no assurance that we can demonstrate this financial ability and, even if we do, we cannot guarantee that the order will be reinstated.

The cosmeceutical kits are ready for commercialization. The kits have been formulated by us working with San Mar Laboratories , Elmsford, New York . San-Mar operates a facility of in excess of 100,000 square feet which includes laboratories, clean rooms, mixing rooms, labeling machinery and picking and packing lines. Pursuant to an oral agreement, San-Mar will mix, bottle, label, pack and ship our cosmeceutical kits for a period of four years from September 1, 2007. We have the right every calendar quarter to find competitive bids for the same services; and if San-Mar cannot match them within 10% , we have the right to change service vendors.

U Miami has entered into an exclusive agreement with us to manufacture Matrix NC 138 as a product for our subsidiary Proteoderm. U Miami manufactures the material in a good manufacturing facility (GNP). The agreement with U Miami has expired and we are negotiating an extension. In the absence of successful negotiation, we will have to seek another supplier; and there is no assurance that we can find one.

We await funding to manufacturer and package the raw material for our kits for retail sales or to package in bulk for sales through the China-based companies or other distributors which desire to create their own packaging.

Product related to Expansion Technology

We anticipate replication without any genomic changes but cannot offer assurance that we can accomplish this objective. Based on our current findings, and as we continue our progression into the expansion of human umbilical cord blood, we anticipate that we will have enough data for the FDA Phase I trial, although no guarantees can be given. This technology is extremely important to cord blood banking. The ability to expand cord blood will allow us to increase our underlying inventory while maintaining a sample of the original material indefinitely. Thus we believe we can provide units to multiple recipients from cord blood from one donor. Once our expansion technology is approved by the FDA and in conjunction with our aliquot system when fully developed, expansion of stem cells would allow multiple uses and hence an increase in supply. We are gathering pre-clinical data, but have not commenced clinical trials In addition, the expansion technology combined with our patent pending aliquot system, we believe with further testing, will provide for an increase in supply. Currently other companies use a single cryopreservation format for the storage of cord blood. Once the unit is unfrozen the cord blood must be transplanted. Thus the units of other cord blood banks are single use only and can only be used for one patient once unfrozen.

For development of our islet cells, in conjunction with academic institutions, we anticipate that we will need substantial funding for Phase I of approximately $3 million; Phase II $20 million; and phase III $100 million. We hope to partner with a large pharmaceutical company for Phase II and III. We can offer no assurance that we will find a partner for the development of our islet cells.

Patents

The Company has applied for the patents set forth above but none have been granted as of yet. The Company has retained patent counsel to protect its intellectual property rights. We are aware of no actual or potential infringement claims, either asserted by or against us or any material exposure or significant gaps, either actual or foreseeable, with respect to our efforts to protect its intellectual property. All the Company’s patent protection measures may not be sufficient in the event of an adverse claim, although the Company performs an exhaustive patent search before attempting to patent a technology.

Item 2.

 Financial Information. The information set forth and discussed in this Management’s Discussion and Analysis is derived from our financial statements and the related notes. You should read the following discussion of our financial condition and results of operations together with the audited financial statements and the notes thereto included in this registration statement for the years ended December 31, 2008 and 2007 and the six months ended June 30, 2009 and 2008. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results may differ materially from those anticipated in these forward-looking statements, including those set forth in this Amended Registration Statement on Form 10.

Overview

Azurel, Ltd. was incorporated on June 26, 1995 in the State of Delaware. Azurel marketed a line of fragrances until it was discharged from bankruptcy in December, 2005. In September 2006, Azurel, through a share exchange agreement, acquired National Stem Cell, Inc. and The Sperm Bank of New York and changed its name to National Stem Cell Holding, Inc.

National Stem Cell Holding, a wholly-owned subsidiary, had intellectual property consisting of research into immunological isolation of stem cell populations derived from umbilical cord blood and bone marrow and in March 2006 had begun working with John Hopkins University and developed multiple patents in stem cell expansion, stem cell growth and identification of particular types of stem cells.

The Sperm Bank of New York was an operating wholly-owned subsidiary which derives its revenue from the sale of donated sperm units to potential parents and from the cryopreservation of sperm units maintained by individuals for future use.

On July 8, 2008, we formed Proteoderm as a third wholly-owned subsidiary. Through this subsidiary, we produce and synthesize protein polypeptides secreted by stem cells and incorporate them into uniquely formulated personal care products.

In August 2008 we changed our name to Proteonomix.

We are a biotechnology company engaged in the discovery and development of stem cell therapeutic and cosmeceuticals products. We are developing pre clinical-stage therapeutic agents and treatments for diabetes, heart, lung, and kidney diseases as well as for stem cell bone marrow and organ transplants. Our discoveries involve non embryonic stem cell treatments.

We have developed sufficient technology to apply for patents including a medium and scaffolding for enhancing the growth of stem cell, a growth platform for stem cells , a unique cord blood banking cryopreservation bag and cosmetic products utilizing a secreted matrix derived from stem cells. We have developed some of our intellectual property utilizing our management and advisory team in conjunction with third party universities and research centers. We have concentrated on our cosmeceuticals treatment based on our licensed technology which we believe will be our lead revenue product in the market.  In fiscal 2008, we completed the development of our cosmeceuticals products and we anticipate sales to begin in the last quarter of 2009.

Results of Operations and Financial Condition.

Years Ended December 31, 2008 and 2007

Revenue for the year ended December 31, 2008 was $132,038, an increase of $12,819 from $119,219 for the same period in 2007. This was a result of an increase in the sales of SBNY.

Direct costs for the year ended December 31, 2008 were $17,511 compared to $15,601 for the same period in 2007, an increase of $1,910. The increase in direct costs in 2008 resulted primarily from sales increase by SBNY.

Operating expenses, which include indirect labor, professional fees, advertising, consulting and general and administrative for the year ended December 31, 2008 were $4,970,532 compared to $4,924,969 for the year ended December 31, 2007 an increase of $45,563. The increase is the result of the following: a decrease in research and development costs of $53,933, a decrease in indirect and overhead labor and fringe costs of $819,575, an increase in professional services, consulting and marketing fees of $1,134,016 and a decrease of $218,959 in other general and administrative expenses and an increase in depreciation and amortization of $4,014. All valuations are based on the market price of our common stock at the date of issuance as contracts with consultants and professionals were based on the issuance of shares of our common stock and not on a specific dollar amount. When considering the above changes in operating expenses, please refer to the heading “Stock Based Compensation” below and Item 4 and Item 6 of this registration statement. As a result, our expenses as set forth in our financial statements will vary as a result of the price of our common stock at the dates of stock issuances for services and not for other economic reasons.

Six Months Ended June 30, 2009 and 2008

Revenue for the six months ended June 30, 2009 was $55,125, a decrease of $15,994 from $71,119 for the same period in 2008. This was a result of a decrease in sales of SBNY.

Direct costs for the six months ended June 30, 2009 decreased by $107 for the six months ended June 30, 2008 because of a decrease in sales at SBNY.

Operating expenses, which include indirect labor, stock based compensation, professional, consulting and marketing fees, other general and administrative expenses and depreciation and amortization were $1,795,886 for the six months ended June 30, 2009 compared to $4,214,808 for the same period in 2008, a decrease of $2,418,922 The decrease is a result of the following: an increase of wages and wage related expenses of $10,569, an increase of stock based compensation of $15,395, a decrease of fees, consisting mainly of legal, accounting, and product marketing fees, the legal and accounting fees were paid in stock which was valued at market for the date of issuance, of $2,181,756, a decrease of other general and administrative expenses of $263,864 and an increase of depreciation of $734. All valuations are based on the market price of our common stock at the date of issuance as contracts with consultants and professionals were based on the issuance of shares of our common stock and not on a specific dollar amount. When considering the above changes in operating expenses, please refer to the heading “Stock Based Compensation” below and Item 4 and Item 6 of this registration statement As a result, our expenses as set forth in our financial statements will vary as a result of the price of our common stock at the dates of stock issuances for services and not for other economic reasons.

Liquidity and Capital Resources

We had cash of approximately $115 at December 31, 2008 and a working capital deficit of $7,514,282. During the year ended December 31, 2008, we used approximately $111,415 in operating activities. The primary areas of funding were the proceeds received from notes payable - related parties of $112,123; an increase in accounts payable and accrued expenses of $663,136. We will need to generate significant additional revenue to support our projected increases in staffing and other operating expenses, which we cannot give any assurance we will be able to accomplish. Our current operating expenditures are approximately $125,000 per month to support our operations; and under our projected growth plan, we expect to triple that amount to approximately $375,000 per month by the end of fiscal 2009. Our monthly cash burn rate is $75,000. Along with revenues from our existing contracts and sales at SBNY, we believe that we will need to raise capital to address the reduction in debt required for us to grow, become effective and to allow us to stay in business. We estimate that we will require approximately $2,000,000 in additional capital to sustain our operations at their current level through fiscal 2009 and that we will require as much as $3,000,000 in additional revenues or $3,500,000 in additional funding to achieve our projected growth plan.

Although we believe the additional capital we will require will be provided either through new equity investment, debt and/or increased revenue from the sale of our cosmeceuticals products, we cannot assure that the equity investment will be made; that we can obtain debt at acceptable terms or that we can generate sufficient revenue to maintain projected operating levels. Accordingly, we may need to try to secure additional equity or debt financing which we cannot assure would be available to us at prices that would be acceptable. Our failure to generate such revenue, reduce expenses or obtain necessary financing would impair our ability to stay in business and raises substantial doubt about our ability to remain as a going concern. We are attempting to raise capital through share issuance but we have no specific timetable. Our management team is meeting with institutions and investment bankers in an effort to raise debt or equity funding. The Company has not received any definitive proposal. It has no specific timetable for raising additional equity. The current cash burn rate is covered either by the management team or by stock issuances. Debts are covered by stock issuances or conversion to debt instruments. The Company’s only source of revenue to date is The SBNY which reported revenues of $55,125 for the six months ended June 30, 2009. $132,038 for the fiscal year ended December 31, 2008 and a net loss of $33,235 for the fiscal year ended December 31, 2008.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

In the years covered by this report on Form 10, the Company's revenues have been generated from the sales of its donor sperm samples. The Company recognizes revenues provided a contractual arrangement exists, delivery has occurred and the fee is determinable and collection is reasonably assured. The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a fee is based upon a variable such as acceptance by the customer, the Company accounts for the fee as not being fixed and determinable. In these cases, the Company defers revenue and recognizes it when it becomes due and payable.

If the Company enters into support agreements, revenue will be recognized over the life of the contract on a straight-line basis regardless of when the fee is due and payable.

Stock-based Compensation

We account for employee stock-based compensation under Statement of Financial Accounting Standards No. 123R (SFAS 123R), which requires that all share-based payments to employees including  grants of employee stock options, restricted stock plans, performance-based awards and stock appreciation rights transactions be recognized in the financial statements based on their fair values over the period during which an employee is required to provide service in exchange for the award (the vesting period), net of estimated forfeitures. The estimation of fair value of stock options requires management to make estimates for certain assumptions regarding risk-free interest rates, expected life of the options, expected volatility of the price of our common stock, and the expected dividend yield of our common stock.

We account for non-employee stock-based compensation expense under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". We utilize the fair value of the option issued to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the non-employee has been reached or the performance is complete. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Long-Lived Assets

Long-lived assets that do not have indefinite lives, such as property and equipment, license agreements, and patents are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment losses are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses for assets to be held and used are then measured based on the excess, if any, of the carrying amounts of the assets over their fair values. Long-lived assets to be disposed of in a manner that meets certain criteria are stated at the lower of their carrying amounts or fair values less costs to sell and are no longer depreciated.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements.  This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  Early adoption is encouraged. The adoption of SFAS 157 did not have a material impact on the consolidated financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a non-controlling interest, calculation and disclosure of the consolidated net income attributable to the parent and the non-controlling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained non-controlling equity investment.

SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  Early adoption is prohibited. The adoption of SFAS 160 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 141R, Business Combinations (“SFAS 141R”), which replaces FASB SFAS 141, Business Combinations. This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date. This compares to the cost allocation method previously required by SFAS No. 141. SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.

Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008. Early adoption of this standard is not permitted and the standards are to be applied prospectively only. The adoption of SFAS No. 141R did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110, “ Use of a Simplified Method in Developing Expected Term of Share Options” (“SAB 110”). SAB 110 expresses the current view of the staff that it will accept a company’s election to use the simplified method discussed in Staff Accounting Bulletin No. 107, “Share Based Payment” (“SAB 107”) for estimating the expected term of “plain vanilla” share options regardless of whether the company has sufficient information to make more refined estimates. SAB 110 became effective for the Company on January 1, 2008. The adoption of SAB 110 did not have a material impact on the Company’s financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not believe that SFAS 161 will have an impact on its results of operations or financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). SFAS 162 makes the hierarchy of generally accepted accounting principles explicitly and directly applicable to preparers of financial statements, a step that recognizes preparers’ responsibilities for selecting the accounting principles for their financial statements. The effective date for SFAS 162 is 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board’s related amendments to remove the GAAP hierarchy from auditing standards, where it has resided for some time. The adoption of SFAS 162 will not have an impact on the Company’s results of operations or financial position.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of SFAS No. 60” (SFAS 163). SFAS 163 prescribes accounting for insures of financial obligations, bringing consistency to recognizing and recording premiums and to loss recognition. SFAS 163 also requires expanded disclosures about financial guarantee insurance contracts. Except for some disclosures, SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of SFAS 163 will not have an impact on the Company’s results of operations or financial position.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company was required to adopt FSP 142-3 on October 1, 2008. The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. The Company does not believe FSP 142-3 will materially impact its financial position, results of operations or cash flows.

In May 2008, the FASB issued FSP Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company does not believe that the adoption of FSP APB 14-1 will have a material effect on its financial position, results of operations or cash flows.

In June 2008, the Emerging Issues Task Force issued EITF No. 07-05, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-05”), which supersedes the definition in EITF 06-01 for periods beginning after December 15, 2008. The objective of EITF 07-05 is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock and it applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative in FSAB 133, for purposes of determining whether that instrument or embedded feature qualifies for the first part of the scope exception in paragraph 11(a) of SFAS 133 (“the Paragraph 11(a) Exception”). EITF 07-05 also applies to any freestanding financial instrument that is potentially settled in an entity’s own stock, regardless of whether the instrument is within the scope of EITF 00-19. The Company is determining what impact, if any, EITF 07-05 will have on its financial position, results of operations and cash flows.

In June 2008, the Emerging Issues Task Force issued EITF 08-04, “Transition Guidance for Conforming Changes to EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 08-04”). EITF 08-04 is effective for years ending after December 15, 2008. The overall objective of EITF 08-04 is to conform the requirements of EITF 00-27 and FASB 150 with EITF 98-5 to provide for consistency in application of the standard. The Company has computed and recorded a beneficial conversion feature in connection with certain of its prior financing arrangements and does not believe that EITF 08-04 will have a material effect on that accounting.

In May 2009, the FASB published SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 requires the Company to disclose the date through which subsequent events have been evaluated and whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. SFAS 165 is effective for financial periods ending after June 15, 2009. Management has adopted SFAS 165 for its interim report for June 30, 2009 and has evaluated subsequent events through July 22, 2009, the date the financial statements were issued.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Item 3. Properties.

The Company subleases its current operations office and laboratory space at 187 Mill Lane in Mountainside, New Jersey in from Bio G enetics pursuant to an oral month-to-month lease at $2,500 per month, including tax and utilities. The lease may be cancelled by either BioGenetics or by us on one month’s notice .. The facility encompasses 1,680 square feet of combined office and laboratory space in a modern building.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information regarding the beneficial ownership of outstanding common stock as of September 30, 2009 by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each owner of more than 5% of our common stock (5% owners).

           Amount and Nature

Name and Address

               of Beneficial

Percent

Title of Class

of Beneficial Owner (1)

                Ownership

of Class

Common Stock (2)

Michael Cohen

235,460 shares

    5.8%

President , Chief Executive

Officer and Chairman of

  the Board of Directors

187 Mill Lane

Mountainside, New Jersey 07052

Series A1 Preferred Stock

Michael Cohen

200,000 shares

100.0%

Series B Preferred Stock

Michael Cohen

           6 shares

100.0%

Common Stock (3)

Kenneth Steiner, M.D.

          -0-shares

    -0- %

Chief Operating Officer

428 Branch Ave

Little Silver, New Jersey  07739

Common Stock

Joel Pensley

330,000 shares

    8.2%

Secretary

211 Schoolhouse Road

Norfolk, Connecticut 06058

Common Stock

Antonio Moura

104,000 shares

    2.6%

Treasurer

17 Baum Drive

Thomaston, Connecticut 06787

Common Stock

Steven Byle

  78,933 shares

    2.0%

Director

187 Mill Lane

Mountainside, NJ 07052

Common Stock

Robert Kohn

250,000 shares

     6.2%

Chief Finanial Officer

7320 NW 68th Ave.,

Parkland, Florida. 33067

Common Stock (4)

Mark Cohen

255,625 shares

    6.3%

1500 Broadway

12th Floor

New York, New York 10036

Common Stock (5)

Mark Ast

411,993 shares

  10.2%

Peter Cooper Road

New York , N ew York 10013

Total Directors and Officers

and 5% stockholders

1, 666,011 shares

41.4%

Directors and Officers

    998,393 shares

24.8%

(1)

Denotes that the entity has beneficial ownership by an officer, director or an owner of 5% or more in the Company. The term “beneficial” means sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days from the date of this Memorandum. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(2)

Michael Cohen owns 169,868 shares in his name and 65,592 shares through his 50% beneficial ownership of the Cost Group, Inc. a private company.

(3)

Dr. Steiner will receive a total of 350,000 Shares upon the successful completion of two years of service to the Company which will occur May 15, 2010.

(4)

Mark Cohen owns 187,368 in his name; and beneficially 68,257 shares through his 49% ownership in Cambridge Financial Group, Inc.

(5)

Mark Ast beneficially owns 346,401 through Erewhon LLC of which he owns 100% of membership interests and, beneficially, owns 65,592 shares through his 50% ownership in the Cost Group, Inc., a private company.

Item 5. Directors and Executive Officers.

Set forth below is information regarding our current directors and executive officers. The directors are elected annually by the shareholders. The executive officers are appointed by our Board of Directors and serve at the pleasure of the Board. None of our our directors are independent; and the market in which we intend our shares to trade, the Over-the-Counter Bulletin Board, does not require that any of our directors be independent.

Directors and Officers

Name

Age

Title

Michael Cohen

43

President, Chief Executive Officer and

Chairman of the Board of Directors

Kenneth Steiner

54

Chief Operating Officer

Antonio P. Moura

65

Treasurer

Robert Kohn

59

Chief Financial officer

Joel Pensley

68

Secretary, General Counsel and Director

Steven Byle

41

Director

Michael Cohen, President, Chief Executive Officer and Chairman of the Board.

Michael Cohen has served as our President, Chief Executive Officer and Chairman of our board of directors since September 12, 2006. Michael Cohen began his career as a paramedic for NYC EMS in 1989. He joined Americorp Securities as a Vice President in its mergers and acquisitions department in 1994. He was instrumental in launching a number of successful IPOs at Americorp Securities. He was recruited by Dafna Construction in 1995 as its CFO and played a principal role in its growth and subsequent purchase. In 1997, Mr. Cohen joined Citigroup as a Vice President of Corporate Finance and managed a department in the risk management division of Salomon Smith Barney. In 2002, Mr. Cohen founded National Stem Cell Inc, our operating subsidiary. Mr. Cohen serves as our Chairman of the Board and President as well as the Principal Investigator for most of our therapeutic developments. Mr. Cohen served as a director of Vanity Holdings Inc., a public marketing company (OTCBB: VAEV) from October 2007 to March, 2009. Mr. Cohen attended Skidmore College and graduated with a Bachelor of Science from Haifa University in 1988.

Kenneth Steiner, M.D., M.B.A., Chief Operating Officer.

Kenneth Steiner, M.D. has served as our Chief Operating Officer since May 19, 2008. Dr. Steiner has extensive experience in medicine and business. Dr. Steiner received his M.D. degree from the University of Tennessee Medical School in 1979 and completed his internship and teaching fellowship at Harvard Medical School in 1980 .. Dr. Steiner attained a board certification in emergency medicine by the American Board of Emergency Medicine. Dr. Steiner developed a large multi-specialty, interdisciplinary physician group , The Family Medical Center, P.C., located in Woodbridge, New Jersey twenty-years ago and remains a physician and , owner. Dr. Steiner received his M.B.A. from the University of Tennessee Business School in 1998. Dr. Steiner was a contributing editor of The Encyclopedia of Health Care Management and has taught at the University of Tennessee Business School. Dr. Steiner has consulted for several companies in both medical and business capacities.

Antonio Moura, Treasurer

Antonio Moura has been our Treasurer since November 2007. He was also our Chief Financial Officer from November, 2007 to July 1, 2009. He has over twenty-five years of experience in financial management positions including niche market start-up companies. He has maintained a private accounting practice since 2000. From 2000 to 2006 he served as Vice-President of Finance and Controller for North American Outdoor Products, manufacturer and sales of instant shelters and garages. In that capacity, he was instrumental in introducing Wachovia Bank  and negotiating a credit line of $ 3 million for working capital that propelled the company from $4 million to over $36 million in annual sales. He served as Financial Manager for USCO Logistics, owner of dedicated and public warehouses together with transportation division, subsequently sold (1999-2000). Mr. Moura was President/CFO and part owner of ADAC Technologies, Inc., manufacturer and sales of ultraviolet adhesive curing equipment.(1991 - 2000), and Corporate Controller for Dymax Corporation, a specialty resin and equipment manufacturer (1989 - 1991). He also served in various management positions for PTC Aerospace (subsequently acquired by BE Aerospace) (1981 - 1989). He was a senior accountant for Thomas & Co. C.P.A. (1974-1981) where he performed audit, tax preparation and planning including health care accounting and direct contact together with submission of health care cost commission financial reports. Mr. Moura received his B.S. in Accounting from the University of New Haven in 1974.

Robert Kohn, Chief Financial Officer

Robert Kohn was appointed Acting Chief Financial Officer on July 1, 2009 and assumed the role of Chief Financial Officer on September 8, 2009. He also has served as non-executive Vice-Chairman from March 2009 to the present of Clenergen Corporation, an alternative energy company producing electricity through biomass conversion. Clenergen has developed “Marjestica” its own biomass intellectual property, through bio-engineering and Polyploidisation (several sets of chromosomes) of certain trees. This technology enables Clenergen to produce clean electricity in the $.023 per kilowatt range or the same price as coal. Clenergen is currently developing projects through multiple subsidiaries in India, England, Guyana, and Africa to produce electricity from biomass conversion and has approximately 35 employees and 40 consultants. The Company has three CFO’s in three countries. Mr. Kohn’s role is to provide counsel on financial negotiations and power contract negotiations with electric utilities and end users. Mr. Kohn has served as Chief Financial Officer of Animated Family Films from June 2007 to the present. The company operates studios in South Africa producing children’s animated family films. The company utilizes films as one medium to advertise its developed animated characters which it licenses to theme parks, and product companies, among others. His main role is to prepare the company for going public on the South African JSE – African Board.

Mr. Kohn was hired as interim CEO/CFO of Global Realty Development Corporation, a public company on the OTC Bulletin Board, and served in that position from March 2005 to August 2008. His role was to liquidate four Australian real estate commercial development operations which were sold in December 2007. He prepared all annual and quarterly company financial reports, working with auditors and securities counsel.

Mr. Kohn served as interim CEO/CFO from February 2004 to March 2005 of Solpower Corporation, (the major shareholder of which was also the major shareholder of Global Realty). He interfaced with accountants, auditors and SEC Counsel to complete financial statements and audits for three years and  file annual and quarterly reports so that Solpower could file to go back onto the OTC Bulletin Board.

Mr. Kohn received his B.B.A. from Temple University with an accounting major and became a CPA in Pennsylvania in 1975.

Joel Pensley, Secretary, a Director and General Counsel.

Joel Pensley has served as our General Counsel since November 31, 2007 and a member of our board of directors since January 2, 2008. He specializes in corporate and securities law. He earned his A.B. Degree from Princeton University in 1962 and his J.D. Degree from Columbia Law School in 1966 Mr. Pensley started his own corporate law practice in 1970 and has maintained it to the present. He was in partnership with one attorney from March 31 to June 15, 2009. Mr. Pensley served as an Assistant Professor at New York Law School from 1971 to 1974 and at Nassau Community College during 1978 to 1986. From 2005 to 2006, he was general counsel and corporate secretary to Coda Octopus Group, Inc. (OTCBB: CDOC). He is also general counsel to Hipso Multimedia, Inc. (OTCBB: HPSO) and maintains a private law practice specializing corporate finance, and securities.

Steven Byle, Director.

Steven Byle joined our board of directors on January 5, 2009. He has been, since 2007, Vice-President of Technology for Dockwise, B.V, an energy company, the securities of which trade on the Oslo Stock Exchange under the symbol DOCK. From 2001 to 2008, he was Chief Executive Officer and Legal Counsel for Offshore Kinematics, Inc., a subsidiary of Dockwise which Mr. Byle founded and sold to Dockwise. Since 2005, he has been a member of the board of directors of Ocean Dynamic China, an engineering subsidiary of Offshore Kinematics. In 2008, he co-founded Texas Auto Superstore, an online automotive sales company. Mr. Byle owned a technology and development consortium, the Novellent Group, and was a co-founder of Internet Legal Resource Guide which provided online research for attorneys. Mr. Byle earned his B.S. in Engineering from the University of Michigan in 1991, summa cum laude, and was an Angell Scholar, and received his J.D. from the University of Texas Law School magna cum laude in 1998. He also attended Beijing Polytechnic University.

Scientific Advisory Board and Science Advisors

Name

Age

Title

Ian McNiece, Ph.D.

54

Chief Scientific Officer

Barbara Nabrit-Stephens, M.D.

62

Scientific Advisor

Gungdong (Francis) Pahng, Ph.D.

40

Scientific Advisor

Ashoke Agarwal, M.D. FACC

57

Scientific Advisor

Terry Dubrow, M.D.

44

Scientific Advisor

The functions of the Scientific Advisory Board (“SAB”) are as follows: advising the Company with regard to recruitment, processing, storage, banking; research, and development of technologies; and commercialization, including banking, of allogeneic and autologous umbilical cord blood and peripheral blood stem cells as well as other aspects of the Company’s business, including but not limited to platform and expansion technologies, therapies related to diabetes and cardiac disease and anti-ageing technologies; supporting the Company in research and development and in related strategic decision making by providing access to leading experts and opinion leaders. The SAB supports “outside-the-box” thinking; and assesses the Company's innovation, business, commercialization, and capabilities.

Each contract with a member of our Scientific Advisory Board states that the member perform advisory and consulting functions including, but not limited to the following services: 1) advising the registrant in regard to all aspects of the Scientific Advisory Board mandates set forth above; 2) reviewing and providing assessment of clinical protocols, rules, regulations; 3) providing advice and assistance concerning clinical developments, and directions; 4) providing information, knowledge, and comments to and for research and development strategic decision making purposes; and 5) providing advice and assistance regarding regulatory procedures including the Food and Drug Administration or other corresponding regulatory bodies in other countries in order to achieve regulatory approval.

Members of the Scientific Advisory Board do not participate in management decisions of the Company.

Ian McNiece, Ph.D., Chief Scientific Officer, received his PhD in 1986 from the University of Melbourne undertaking his thesis work in studies of blood cell development at the Peter MacCallum Cancer Institute in Melbourne, Australia. He moved to the United States in July, 1986 to the University of Virginia as a postdoctoral fellow. In August, 1997 he was employed by Amgen Inc, as a Research Scientist and then as a Laboratory Head. In September 1998, he left Amgen and moved to the University of Colorado as the Director of Research in the Bone Marrow Transplant Program. Subsequently, he joined JHU as a Professor of Oncology and Laboratory Director of the Graft Engineering Laboratory from January 2003 to May 2007. This laboratory is responsible for all processing of bone marrow, peripheral blood progenitor cell (PBPC) products and cord blood products for transplantation of cancer patients. He was actively involved in optimization of cellular grafts for patient treatment and the translation of basic research to clinical treatment. In July, 2007 he joined the Stem Cell Institute at U Miami as Director of the Experimental and Clinical Cell-Based Therapies and is presently Professor of Medicine at U Miami.

Barbara Nabrit-Stephens, M.D., M.B.A, Scientific Advisor , earned her Medical Degree from Tufts University in 1976. She received her B.A. from Harvard University in 1972 and her M.B.A. from the University of Tennessee in 1998. She served as a pediatrician in private practice in Nashville, Tennessee from 1990 to 1999. She served as Assistant Professor and Director of Education for the Department of Pediatrics, Meharry Medical College from 1985 to 1990. She served as Assistant Clinical Professor at Vanderbilt University School of Medicine from 1986 to 2000. In 1999 she transitioned to administrative duties as Medical Director of Tennessee Coordinated Care Network until August, 2000 when she assumed the position of Medical Director for OmniCare Health Plan, Detroit, Michigan. In February, 2003 she became Vice President of Medical Affairs at Keystone Mercy Health Plan (KMHP), Philadelphia, Pennsylvania.  She left KMHP in May, 2005 and after six months assumed her role in Tampa, Florida where she served as Medical Director for Blue Cross/Blue Shield of Florida from January 2006 to March 2009. She is presently an independent medical consultant.

Gundong (Francis) Pahng, Ph.D., Scientific Advisor, is one of the founders of Zionex, Inc., a software development and consulting company based in Seoul, Korea, and, since 2001, has served as its Chief Technology Officer. Since 2007, he has also served as a member of the Board of Directors of Comnext, a Japan-based joint venture company with Zionex, which provides Supply Chain Management and Advanced Planning and Scheduling solutions.  Prior to that, and from 1998 to 2001, Dr. Pahng was Senior Research Scientist at the Korea Institute of Science and Technology. Dr. Pahng received his Ph.D. in Mechanical Engineering from the Massachusetts Institute of Technology.

Ashoke Agarwal, M.D., FACC, Chief Scientific Officer for the Company’s subsidiary, National Stem Cell, Inc., has been in private practice in the fields of Internal Medicine and Cardiology since 1983, and is affiliated with four hospitals in New Jersey.  He was formerly Chairman of the Department of Medicine at Barnert Hospital (1999 - 2002) and Section Chief, Division of Cardiology at Passaic Beth Israel Hospital (1994 – 1996) and at Barnert Hospital (1996 – 1998). He is a member of a number of medical societies and committees including the New Jersey State Medical Society (since 1984). He received his medical degree in Calcutta, India, in 1969.

Terry Dubrow, M.D., Scientific Advisor and Medical Spokesperson, is Board certified in general and plastic surgery and has been in private practice for ten years. While his practice includes many different types of plastic surgery, Dr. Dubrow believes in early-intervention facial rejuvenation procedures, minimal treatment, and natural “invisible plastic surgery” results. Dr. Dubrow has published over 30 medical papers.  He appears regularly on the Fox reality television show, “The Swan,” which is shown in 57 countries worldwide. Dr. Dubrow received his B.S. (1980) and M.D. (1986) from the University of California School of Medicine, and his M.S. (1982) from Yale University.

As of the date of this registration statement, we have one full-time employee , Michael Cohen, President, Chief Executive Officer and Chairman of the Board of Directors , 10 consultants who include executive officers , and three professionals , who have degrees or are licensed in their respective fields, our Treasurer, Chief Financial Officer and General Counsel ..

Item 6. Executive Compensation.

SUMMARY COMPENSATION TABLE

       …

Summary Compensation Table Annual Compensation
	Year	Salary	Bonus	Stock Awards	Option Awards (Shares)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total($)
Michael Cohen President, CEO (1)	2007	$250.000	$75,000	7,500	-0-	-0-	-0-	$40,00	$372,500
	2008	$250,000	$75,000	-0-	-0-	-0-	-0-	$40,00	$372,500
Kenneth Steiner COO (2)	2007	$-0-	-0-	-0-	-0-	-0-	-0-	$-0-	$-0-
	2008	$540,000	-0-	-0-	-0-	-0-	-0-	$-0-	$540,000
Joel Pensley Secretary (3)	2007	$222,000	-0-	-0-	-0-	-0-	-0-	$-0-	$222.000
	2008	$888,000	-0-	-0-	-0-	-0-	-0-	$-0-	$888,000
Antonio Moura Treasurer, CFO (4)	2007	$349,100	-0-	-0-	-0-	-0-	-0-	$-0-	$349,100
	2008	$194,250	-0-	-0-	-0-	-0-	-0-	$-0-	$194,250

__________________________________

(1)

Mr. Cohen has accrued in 2007 and in 2008 $250,000 in salary and $75,000 in bonus as well an expense allowance for health care and vehicles of $40,000 each. Mr. Cohen converted the accrued but unpaid salary as well as the expense allowance due him in 2007 for 160,793 shares of our common stock the certificates of which were issued in 2008. No conversion or payment was made for the accrued but unpaid salary, bonus or expense allowance due him in 2008. Mr. Cohen received 7,500 shares in 2007 for serving on the board of directors.

(2)

Dr. Steiner has not been issued any shares of common stock. Pursuant to an amendment of his consulting agreement with the Company, Dr. Steiner is entitled to a total of three hundred fifty (350,000) thousand shares, all of which shares shall be issued to him at the conclusion of the term of the Consulting Agreement. For financial statement purposes, the share issuance is valued as follows: 50,000 shares upon entering the agreement on May 17, 2008 and 50,000 shares every four month thereafter. Valuation of the shares is at the market price of the shares each four months subsequent to the date of the agreement. In the event Dr. Steiner resigns or is removed for cause prior to the termination date of the Agreement, he is not entitled to the issuance of any shares of our common stock.

(3)

Mr. Pensley has been issued 480,000 shares of common stock under a retainer agreement entered into in November 2007 which expires in November 2009. Shares have been valued at their market price on the date of issuance. 180,000 of Mr. Pensley’s shares were issued subsequent to the end of the 2008 fiscal year. Shares were valued at market on the dates of issuance.

(4)

Mr. Moura has been issued 104,000 shares of common stock under a retainer agreement entered into in November 2007 which expires in November 2009. Shares have been valued at their market price on the date of issuance.  38,500 of Mr. Moura’s shares were issued subsequent to the end of the 2008 fiscal year. Shares were valued at market on the dates of issuance.

Executive Compensation

In January 2005, we entered into an agreement with Michael Cohen, pursuant to which Mr. Cohen serves as President and Chief Executive Officer. Pursuant to the agreement, Mr. Cohen is entitled to receive a salary of $250,000 per annum, plus an annual bonus of up to 30% of the base salary, such bonus to be based on the achievement of milestones to be established each year by the Board of Directors. As of December 31, 2008, Mr. Cohen has not earned a bonus except for the bonus stipulated in his employment agreement as none of the milestones adopted by the Board of Directors have been met. The bonus milestones are as follows: positive cash flow for the Company as a whole (including subsidiaries) on a calendar quarter basis; the Company’s or its subsidiaries’ patents becoming effective; FDA approval of any of the Company’s technologies for Phase I, II and III; sales of cosmeceuticals by the Company’s subsidiary Proteoderm, and Proteoderm becoming a public company. Additional milestones may be adopted by the Board of Directors from time to time.

In addition, Mr. Cohen is entitled to the issuance of 50,000 shares of common stock upon the filing of patent applications naming him as investigator or inventor, which are assigned to the Company, and the granting of patents which are assigned to the Company. To date, Mr. Cohen has received 50,000 Series C Preferred Shares (jointly with Jacob Cohen) for the assignment of patent rights and applications to the Company which shares were transferred to the JSM Family Trust. Mr. Cohen is also entitled to use of a car leased by us for not more than $1,000 per month and reimbursement of related expenses. Mr. Cohen also receives a benefits package including health insurance, vision, dental, and life insurance. In addition, pursuant to his employment agreement, Mr. Cohen is entitled to reimbursement for all medical and dental expenses for himself and his immediate family which are not covered by insurance. The agreement is for a term of five years from July 1, 2009, and automatically renews for additional five-year periods unless terminated by the Company or Mr. Cohen by written notice given 90 days prior to the expiration of the agreement. The agreement may also be terminated by us for “cause,” or by Mr. Cohen for “good reason,” as such terms are defined in the agreement. Upon termination, Mr. Cohen will be entitled to 36 months’ salary, and benefits, including health insurance, and options, if any are issued, which have not vested at the time of termination. Upon the death of Mr. Cohen while the agreement is in effect, the thirty-six months’ continuation of compensation and benefits shall be paid to the JSM Family Trust, and his immediate family will remain covered by the Company’s health insurance plan.

In May, 2008, we entered into a consulting agreement with Kenneth Steiner, M. D., which was amended in February, 2009. The term of the agreement is for two years, pursuant to which Dr. Steiner serves as our Chief Operating Officer. He will receive an aggregate of 350,000 shares upon completion of the two-year term of the agreement. In November, 2007, we entered into agreements with Antonio Moura, Treasurer and Chief Financial Officer and Joel Pensley, Secretary and Counsel, both of which were amended in February, 2009. Mr. Moura has received 104,000 Shares as compensation for his services rendered and to be rendered. Mr. Pensley received 480,000 Shares, for services rendered and to be rendered to the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS
STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised options (#) (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (c)	Equity IncentivePlanAwards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date ($) (f)	Number of Shares or Units of Stock that have not Vested (#) (g)	Market Value of Shares of Units of Stock that Have not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($) (j)
Kenneth Steiner	-	-	-	-	-	350,000	700,000	-	-
Antonio Moura	-	-	-	-	-	38,500	77,000	-	-
Joel Pensley	-	-	-	-	-	180,000	360,000	-	-

Director Compensation

We have not compensated any member of the board of directors for acting as such since the beginning of fiscal 2008. We do not consider members of our Scientific Advisory Board as directors as they do not exercise management responsibilities.

Each of the Company’s officers, directors and consultants is involved in other business activities and none is required to devote any particular amount of time to the affairs of the Company. Michael Cohen is obligated to devote at least 80% of his time to the business of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

We entered into consulting agreements with our officers Michael Cohen in 2005, Kenneth Steiner, M.D in 2008, Joel Pensley in 2007, and Antonio Moura in 2007 which are ongoing. (See Item 6 – Executive Compensation)

In July, 2009, Michael Cohen and Jacob Cohen assigned to the Company all rights to patent applications and all related discoveries, inventions and intellectual property relating to stem cell derived cosmetic and cosmeceutical in exchange for 50,000 shares of Series C Preferred Stock. We have assigned all such rights to Proteoderm. As additional consideration for the assignment, Messrs. Cohen will also receive, in the event Proteoderm should become a public company, 20% of the outstanding shares of Proteoderm immediately prior to the filing of a registration statement or reverse merger documents. Proteoderm has no present intention of becoming a public company and has not held any preliminary discussions with underwriters and other fundraisers.

As of June 30, 2009, we owed Michael Cohen, President, approximately $687,500 representing unpaid salary. In addition, in 2008 and 2009, Mr. Cohen lent the Company a total of approximately $266,345 which remains outstanding.

As of June 30, 2009, we owed Joel Pensley, Secretary, approximately $67,370 , representing cash advances , which remains outstanding.

We have entered into consulting agreements with each member of the Scientific Advisory Board which are ongoing. These agreements are attached to this registration statement as exhibits.

Director Compensation

Directors have receive no compensation for acting as such since the begining of 2008.

Item 8. Legal Proceedings.

We filed a lawsuit against Scott Crompton, an investor relations consultant of the Company (“defendant”) on January 21, 2009, in the United States District Court for the District of New Jersey, alleging breach of contract. A temporary restraining order was entered on February 4, 2009, blocking the sale of 10,334 shares of common stock that remain unsold from the total of 33,500 shares issued to the defendant for investor relations services. Presently, the defendant is contesting the jurisdiction from New Jersey to the United States District Court for the District of Southern Florida. Management does not believe that an adverse ruling on jurisdiction will result in the defendant winning the case and be able to sell his shares. We are also seeking monetary damages of $268,000 for the sale of 23,166 shares resulting from this agreement. Scott Crompton has offered to settle the litigation. The terms of the offer stipulate that Scott Crompton will keep 2,000 shares of the Company’s common stock and we will drop all other claims. The settlement offer has not been embodied in a court order.

We have also been threatened to be sued by Maureen Abato, Esq. over a claim that she is owed 50,000 shares of our common stock for legal services she claims she provided to the Company, and by Fred Grant, a consultant who introduced the Company to Ice Cold Stocks.com. The Company denies both claims.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Since the first quarter of 2007, the Registrant’s common stock has been traded on the Pink Sheets (other OTC) market and has been quoted under the symbol NHGI and subsequently under the symbol PROT. The trading market is extremely limited and sporadic and should not be considered to constitute an established trading market. The following table sets forth the range of high and low bid prices for the common stock for the fiscal quarters indicated. The table is taken from data provided by Yahoo Finance and is adjusted for the Registrant’s 10:1 reverse split.

Quarter Ended

  High

Low

March 31, 2007

  1.21

1.05

June 30, 2007

  1.80

0.05

September 30, 2007

  1.45

0.75

December 31, 200 7

  1.10

0.15

March 31, 2008

  1.00

0.31

June 30, 2008

  1.01

0.28

September 30, 2008

  2.99

0.07

December 31, 2008

12.90

0.55

March 31, 2009

  9.00

3.15

June 30, 2009

  4.00

1.25

September 30, 2009

  3.00

1.25

All quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders.

As of September 30, 2009, there were 4,027,874 shares of our common stock outstanding held by approximately 200 stockholders of record, solely based upon the count our transfer agent provided us as of that date. The number of stockholders does not include:

any beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries, or broker-dealers or other participants who hold or clear shares directly or indirectly through the Depository Trust Company, or its nominee, Cede & Co.

We have not paid dividends on our common stock in the past and do not anticipate paying dividends on our common stock in the foreseeable future. We anticipate that we will retain future earnings, if any, to fund the development and growth of our business. Delaware General Corporation Law prohibits us from declaring and paying a dividend on our capital stock at a time when we do not have either (as defined under that law) a surplus, or, if we do not have a surplus, or net profit for the year in which the dividend is declared and for the immediately preceding year.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

The Company’s transfer agent , Olde Monmouth Stock Transfer, Inc. , is registered under the Securities and Exchange Act of 1934. Contact information for our stock transfer company is as follows:

Olde Monmouth Stock Transfer Co., Inc.

200 Memorial Pkwy

Atlantic Highlands, New Jersey 07716-1655

(732) 872-2727

Penny Stock Status of our Common Shares

Our common stock is a "penny stock," as defined in Rule 3a51-1 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that the broker-dealer, not otherwise exempt from such rules, must make a special written determination that the penny stock is suitable for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as our common stock is subject to the penny stock rules, it may be more difficult to sell our common stock.

Item 10. Recent Sales of Unregistered Securities.

The following lists sales of unregistered securities for the three fiscal years prior to the filing of this registration statement (3) ..

Aggregate

Date

Name

Shares

Value ($) (1)

Consideraton

5/10/2007

J. H. Darbie, Inc.

    8,265

     90,915

Financial Consulting Services

4/14/2008

J. H. Darbie, Inc.

    3,000

     36,000

Financial Consulting Services

10/9/2007

Maller Estate Planning Trust

  10,000

     75,000

Loan Inducement Fee

10/9/2007

Mazuma Holding, Inc.

  15,000

     30,000

Cash

11/26/2007

Michael Cohen

    7,500

     30,000

Board of Director Fee

11/26/2007

Jacob Cohen

  25,000

   100,000

Board of Director Fee

11/26/2007

Steven Moskowitz

  25,000

   100,000

Board of Director Fee

11/26/2007

Mark Ast

  25,000

   100,000

Board of Director Fee

3/31/2008

Nancyco of NY, Inc.

200,000

1,200,000

Marketing Services

3/31/2008

Joe and Sam of NY, Inc.

336,410

2,018,460

Realty Negotiation Success Fee

4/14/2008

Pensley, Joel

100,000

   370,000

Legal Services

4/6/2009

Pensley, Joel

380,000

1,406,000

Legal Services

4/14/2008

Moura, Antonio

  34,000

   125,800

Accounting Services

4/6/2009

Moura, Antonio

  70,000

   259,000

Accounting Services

4/14/2008

Sambrosky, Issac

    6,750

     79,250

Loan Inducement Fee

4/14/2008

Hirsch, Aryeh

    1,250

     13,750

Loan Inducement Fee

4/14/2008

IDIS, LLC

    5,000

     60,000

Loan Interest

7/9/2008

IDIS, LLC

    1,500

       7,350

Loan Interest

4/14/2008

McNiece, Ian

  25,000

   300,000

Professional Services

4/14/2008

Cohen, Michael

582,200

1,321,594

Debt repayment

4/14/2008

Maurer, Erin (2)

    5,000

     60,000

Bonus

4/14/2008

Barbini, Peter

  12,500

   126,250

Computer Services

4/14/2008

Regal Growth Funding, Inc.

    6,000

     24,000

Marketing Services

4/29/2008

Davis Investment Group, Inc.

  10,000

     49,000

Marketing Services

1/15/2009

Kingsfield, Brian

  10,000

     82,500

Management Consulting

2/4/2009

Kingsfield, Brian

  90,000

   665,100

Management Consulting

2/27/2009

Kingsfield, Brian

  50,000

   325,000

Management Consulting

2/11/2009

Miller, Clifford H.

  27,400

   209,610

Packaging Consulting

6/30/2009

Miller, Clifford H.

    5,000

     38,250

Packaging Consulting

3/23/2009

Fidler, Roger

  10,000

     42,500

Legal Services

3/27/2009

Icecoldstocks. Com. Inc.

150,000

   487,500

Management Consulting

4/17/2009

Sheps, Isaiah

    5,000

     10,000

Management Consulting

4/17/2009

Pahng, Gungdong

    2,000

       4,000

Scientific Advisory Board

6/30/2009

Agarwal, Ashoke

    4,000

       8,000

Scientific Advisory Board

6/30/2009

Murray, John

    4,000

       8,000

Management Consulting

6/30/2009

Dreyer, Brian

    3,000

     14,250

IT Services

6/30/2009

Cipkowski, Stan

    2,000

     15,300

Scientific Marketing

7/7/2009

Nebrit-Stephens, Barbara

    2,400

       3,000

Scientific Advisory Boar d

1)

Market value at the date of issuance

2)

Erin Maurer was executive secretary to our president. At her departure, she received as a bonus the shares set forth.

3)

The registrant claims exemption from the registration provisions of the Securities Act of 1933 with respect to the securities pursuant to Section 4(2) thereof inasmuch as no public offering was involved. The shares were not offered or sold by means of: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, (ii)any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or (iii) any other form of general solicitation or advertising and the purchases were made for investment and not with a view to distribution. Each purchaser had the opportunity to inspect and copy all of the registrant’s books, records and other documents.

Item 11. Description of Registrant's Securities to be Registered.

A. Par value

We have issued as of September 30, 2009, 4,027,874 shares of common stock, par value of $0.001 per share. The number of shares of common stock authorized is 240,000,000 shares. There is currently only one class of common stock issued and outstanding.

B. Common Stock Dividend, voting and preemption rights.

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders except in cases in which more than a simple majority is required by law. Holders of the Company's common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefore. Holders of shares of the Company's common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, the holders of our common stock are entitled to share ratably in our assets, if any, legally available of distribution to our common stockholders. Our bylaws require that only a majority of the issued and outstanding shares of our common stock need be represented to constitute a quorum and to transact business at a stockholders' meeting. Common stockholders do not have any preemptive rights or conversion rights.

Item 12. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended,  provides that a corporation may indemnify any director, officer, employee or agent, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

Item 13. Financial Statements and Supplementary Data.

As a smaller reporting company, we are not required to provide the supplementary financial information required by Item 302 of Regulation S-K.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not Applicable.

Item 15. Financial Statements and Exhibits.

The financial statements filed as part of the registration statement are listed below.

For audited financial statements for the years ended December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2008 and 2007

Consolidated Statements of Operations for the years ended December 31, 2008 and 2007

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2008 and 2007

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007

Notes to Consolidated Financial Statements December 31, 2008 and 2007

For unaudited financial statements for the six months ended June 30, 2009 and 2008

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of June 30, 2009 (unaudited) and December 31, 2008

Consolidated Statements of Operations for the six months ended June 30, 2009 and 2008 (unaudited)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the six months  ended June 20, 2009 and 2008 (unaudited)

Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2008 (unaudited)

Notes to Consolidated Financial Statements June 31, 2009 and 2008 (unaudited)

PROTEONOMIX, INC.

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

3

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2008 AND 2007

4

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2008 AND 2007

5

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

6

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED

DECEMBER 31, 2008 AND 2007

7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007.

8-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Proteonomix, Inc.

Mountainside, NJ

We have audited the accompanying consolidated balance sheets of Proteonomix, Inc. (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2008 and 2007.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Proteonomix, Inc. as of December 31, 2008 and 2007, and the results of its consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2008 and 2007 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KBL, LLP

New York, NY

July 22, 2009

PROTEONOMIX, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007

ASSETS
	DECEMBER 31,	DECEMBER 31,
	2008	2007
Current Assets:
Cash and cash equivalents	$ 115	$ -
Accounts receivable, net	137,435	134,199
Inventory	191,775	197,995

Total Current Assets	329,325	332,194

Fixed assets, net of depreciation	50,226	59,375

Other Assets:
Intangible assets, net of amortization	40,596	45,353

Total Other Assets	40,596	45,353

TOTAL ASSETS	$ 420,147	$ 436,922

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Cash overdraft	$ -	$ 593
Obligation to issue preferred stock	2,000	2,000
Obligation to issue common stock	5,707,436	4,226,147
Current portion of notes payable - related parties	112,123	-
Current portion of notes payable	392,675	335,000
Accounts payable and accrued expenses	1,629,373	966,237

Total Current Liabilities	7,843,607	5,529,977

Total Liabilities	7,843,607	5,529,977

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.001 Par Value; 10,000,000 and 4,000,000 shares authorized
Preferred stock Series A - 0 shares issued and outstanding	-	-
Preferred stock Series B - 0 shares issued and outstanding	-	-
Common stock, $.001 Par Value; 240,000,000 and 50,000,000 shares authorized
and 2,360,874 and 1,554,568 shares issued and outstanding	2,361	1,555
Additional paid-in capital	4,614,155	1,975,930
Retained earnings (deficit)	(12,039,976)	(7,070,540)

Total Stockholders’ Equity (Deficit)	(7,423,460)	(5,093,055)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 420,147	$ 436,922

The accompanying notes are an integral part of these consolidated financial statements

PROTEONOMIX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	YEARS ENDED
	DECEMBER 31,
	2008	2007

OPERATING REVENUES
Sales	$ 132,038	$ 119,219

COST OF GOODS SOLD
Inventory - beginning	197,995	203,878
Purchases	11,291	9,718
	209,286	213,596
Inventory - end	(191,775)	(197,995)
Total Cost of Goods Sold	17,511	15,601

GROSS PROFIT (LOSS)	114,527	103,618

OPERATING EXPENSES

Research and development	-	53,933
Wages and wage related expenses	350,503	1,170,078
Professional, consulting and marketing fees	4,127,510	2,993,494
Other general and administrative expenses	478,613	697,572
Depreciation and amortization	13,906	9,892
Total Operating Expenses	4,970,532	4,924,969

LOSS BEFORE OTHER INCOME (EXPENSE)	(4,856,005)	(4,821,351)

Interest income (expense), net	(209,681)	(228,158)
Forgiveness of payables	96,250	-
Total Other Income (expense)	(113,431)	(228,158)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(4,969,436)	(5,049,509)
Provision for Income Taxes	-	-

NET LOSS APPLICABLE TO COMMON SHARES	$ (4,969,436)	$ (5,049,509)

NET LOSS PER BASIC AND DILUTED SHARES	$ (2.33)	$ (3.48)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	2,131,002	1,449,978

The accompanying notes are an integral part of these consolidated financial statements

PROTEONOMIX, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

							Additional	Retained
	Preferred Stock A		Preferred Stock B		Common Stock		Paid-in	Earnings
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total

Balance - December 31, 2006	-	$ -	-	$ -	1,429,581	$ 1,430	$ 1,260,379	$ (2,021,031)	$ (759,222)

Shares issued for services	-	-	-	-	124,987	125	685,551	-	685,676

Capital contribution	-	-	-	-	-	-	30,000	-	30,000

Net loss for the year ended December 31, 2007	-	-	-	-	-	-	-	(5,049,509)	(5,049,509)

Balance December 31, 2007	-	-	-	-	1,554,568	1,555	1,975,930	(7,070,540)	(5,093,055)

Shares issued in conversion of debt	-	-	-	-	582,200	582	1,318,035	-	1,318,617

Shares issued for services	-	-	-	-	224,106	224	1,320,190	-	1,320,414

Net loss for the year ended December 31, 2008	-	-	-	-	-	-	-	(4,969,436)	(4,969,436)

Balance December 31, 2008	-	$ -	-	$ -	2,360,874	$ 2,361	$ 4,614,155	$ (12,039,976)	$ (7,423,460)

The accompanying notes are an integral part of these consolidated financial statements

PROTEONOMIX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	YEARS ENDED
	DECEMBER 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (4,969,436)	$ (5,049,509)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	13,906	9,892
Common stock issued for consulting services	1,320,414	685,676
Accrued interest added to loans payable	57,675	-
Forgiveness of payables	(96,250)	-
Obligation to issue preferred shares - services	-	1,000
Obligation to issue common shares - services	2,799,906	2,907,530

Changes in assets and liabilities
(Increase) in accounts receivable	(3,236)	(30,770)
Decrease in inventory	6,220	5,883
Increase (decrease) in accounts payable and
and accrued expenses	759,386	757,414
Total adjustments	4,858,021	4,336,625

Net cash (used in) operating activities	(111,415)	(712,884)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of fixed assets	-	(44,532)
Acquisitions of intangible assets	-	(25,433)

Net cash (used in) investing activities	-	(69,965)

CASH FLOWS FROM FINANCING ACTIVITES
Increase (decrease) in cash overdraft	(593)	593
Capital contribution	-	30,000
Proceeds from notes payable - related parties	112,123	170,280
Proceeds from notes payable	-	335,000

Net cash provided by financing activities	111,530	535,873

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	115	(246,976)

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	-	246,976

CASH AND CASH EQUIVALENTS - END OF PERIOD	$ 115	$ -

CASH PAID DURING THE YEAR FOR:
Income taxes	$ -	$ -
Interest expense	$ -	$ -

SUPPLEMENTAL NONCASH INFORMATION:

Common stock issued for consulting services	$ 1,320,400	$ 685,676
Conversion of related party payables and accounts payable for obligation
to issue common shares	$ -	$ 1,318,617

The accompanying notes are an integral part of these consolidated financial statements

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE 1 -

ORGANIZATION AND BASIS OF PRESENTATION

Proteonomx, Inc. (the “Company”) is a Delaware corporation incorporated on June 26, 1995 as Azurel, Ltd. In September 2006, Azurel, Ltd. changed its name to National Stem Cell Holding, Inc. and then in August 2008 the name of the company was changed to Proteonomix, Inc.

Azurel, Ltd. was discharged from bankruptcy in December 2005 .. Control was changed in September 2006 when Azurel acquired National Stem Cell, Inc. and subsequently changed its name following the acquisition. In this transaction the common stock was reverse split 1:37. Then again in August 2008, the Company reverse split its stock 1:10 when the name was changed to Proteonmix, Inc.

On January 14, 2005, the Company acquired The Sperm Bank of New York, Inc., a company established in 1997 operating as a reproductive cell and tissue bank. The Company acquired The Sperm Bank of New York, from its sole shareholder, for a note payable in the amount of $150,000. The Company acquired accounts receivable and inventory valued at $150,000. On January 13, 2006, the Company converted the note payable into 21,866 shares of common stock. The acquisition was treated as a purchase transaction.

On July 8, 2008, the Company formed Proteoderm, Inc. as a wholly-owned subsidiary. Through this subsidiary, the Company produces and synthesizes protein polypeptides and growth hormones secreted by stem cells and incorporates them into uniquely formulated personal care products. Proteoderm, Inc. has generated no revenues since inception.

The Company owns and operates three subsidiaries, The Sperm Bank of New York, Inc., Proteoderm, Inc. and National Stem Cell, Inc.

The Company is a biotechnology company engaged in the discovery and development of stem cell therapeutic products. The Company is developing pre-clinical-stage therapeutic agents and treatments for cancer, diabetes, heart, lung, and kidney diseases as well as for stem cell bone marrow and organ transplants. The Company’s discoveries involve stem cell treatments without using embryonic stem cells.

Going Concern

As shown in the accompanying consolidated financial statements the Company has incurred recurring losses of $4,969,436 and $5,049,509 for the years ended December 31, 2008 and 2007 respectively.  In addition, the Company has a working capital deficit in the amount of $7,514,282 as of December 31, 2008.

There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 1 -

ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Management believes that the Company’s capital requirements will depend on many factors.  These factors include the final phase of development being successful as well as product implementation and distribution.

In the near term, the Company plans to seek quotation of its common stock on the OTC Bulletin Board to gain liquidity and notice.  The Company will continue to pursue traditional forms of financing.  The Company’s ability to continue as a going concern for a reasonable period is dependent upon management’s ability to raise additional interim capital and, ultimately, achieve profitable operations.  There can be no assurance that management will be able to raise sufficient capital, under terms satisfactory to the Company, if at all.

The consolidated financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to derivative liabilities, bad debts, income taxes and contingencies.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.  Any amounts of cash in financial institutions over FDIC insured limits, exposes the Company to cash concentration risk.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments (other than Derivative Financial Instruments)

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.  For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings.

Research and Development

The Company annually incurs costs on activities that relate to research and development of new technology and products.  Research and development costs are expensed as incurred.  Certain of these costs would be reduced by government grants and investment tax credits where applicable.   The Company has never had any government grants or investment tax credit.

Intangible Assets

The Company’s intangible assets consist of patents and intellectual property, which are carried at the purchase price and/or the legal cost to obtain them. Patents and licenses are being amortized over their estimated useful lives, which range from seven to seventeen years.

The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life of the related asset. The Company periodically reviews its capitalized intangible assets to assess recoverability based on the projected undiscounted cash flows from operations, and impairments are recognized in operating results when a permanent diminution in value occurs.

Revenue Recognition

The Company recognizes revenue for the sales of its donor sperm samples, which have been the only source of revenue to date, when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable and collection is probable. The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a fee is based upon a variable such as acceptance by the customer, the Company accounts for the fee as not being fixed and determinable. In these cases, the Company defers revenue and recognizes it when it becomes due and payable. The Company assesses the probability of collection based on a number of factors, including past transaction history with the customer and the current financial condition of the customer. If the Company determines that collection of a fee is not reasonably assured, revenue is deferred until the time collection becomes reasonably assured.

The Company anticipates revenue from support agreements its enters into will be recognized on a straight-line basis over the life of the contract, although the fee is due and payable at the time the agreement is signed or upon annual renewal.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable

The Company extends credit based on an evaluation of each customer’s financial condition, generally without requiring collateral.  Exposure to losses on receivables is expected to vary from customer to customer due to the financial condition of each customer.  The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.  Management has determined that there is an allowance of $48,900 for doubtful accounts at December 31, 2008 and 2007, respectively.

Accounts receivable will generally be due within 30 days and collateral is not required.

Income Taxes

Under Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes,” (“FASB 109”) the liability method is used in accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The provisions of  FASB 109 also require the recognition of future tax benefits such as net operating loss carry-forwards, to the extent that the realization of such benefits is more likely than not. To the extent that it is more likely than not those benefits will not be received, the Company records a valuation allowance against the related deferred tax asset.

Uncertainty in Income Taxes

In July 2006, the FASB issued interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.”  This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006.  Management has adopted FIN 48 for 2007, and they evaluate the Company's tax positions on an annual basis and have determined that as of December 31, 2008 no additional accrual for income taxes is necessary.

Fixed Assets

Fixed assets are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets; equipment - 5 years, and furniture and fixtures - 5 years.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.  Deduction is made for retirements resulting from renewals or betterments.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

Long-lived assets, primarily fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable.  The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators.  Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.  For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

(Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share ("EPS") include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  Common stock equivalents were not included in the computation of diluted earnings per share on the consolidated statement of operations due to the fact that the Company reported a net loss and to do so would be anti-dilutive for the periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

December 31,

December 31,

2008

2007

Net loss

$   (4,969,436)

$   (5,049,509)

Weighted-average common shares

Outstanding (Basic)

2,131,002

1,449,978

Weighted-average common stock

Equivalents

Stock options

-

-

Warrants

            -

            -

Weighted-average commons shares

Outstanding (Diluted)

2,131,002

1,449,978

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”).  SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements.  Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans.  The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next interim period after December 15, 2005.

On January 1, 2006, the Company adopted the provisions of FAS No. 123R “Share-Based Payment” (“FAS 123R”) which requires recognition of stock-based compensation expense for all share-based payments based on fair value.  Prior to January 1, 2006, the Company measured compensation expense for all of its share-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations.  The Company has provided pro forma disclosure amounts in accordance with FAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123” (“FAS 148”), as if the fair value method defined by FAS No. 123, “Accounting for Stock Based Compensation” (“FAS 123”) had been applied to its stock-based compensation.

The Company has elected to use the modified-prospective approach method.  Under that transition method, the calculated expense in 2006 is equivalent to compensation expense for all awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair values estimated in accordance with the original provisions of FAS 123.  Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair values estimated in accordance with the provisions of FAS 123R.  The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award.  The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segment Information

The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information”.  This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions.  The Company operates in two distinct reporting segments, one for the sperm bank division and one for their stem-cell division as of December 31, 2008 and for the years ended December 31, 2008 and 2007.

Inventory

Inventory is valued at the lower of cost (on a first-in, first-out (FIFO) basis) or market. Inventory of $191,775 and $197,995 as of December 31, 2008 and 2007, respectively consists donor's sperm samples. Based on the method in which these samples are contained, it is very rare that a sample would spoil. Samples are cleared for cryopreservation after rigorous laboratory testing. Samples are cryopreserved in nitrogen vapor and are maintained frozen until purchased by a client. There has been no reserve for obsolescence of inventory and inventory is only removed upon use. The Company, to date, has never destroyed any samples in inventory, or sold samples that were not viable (alive after been thawed for use).

Beneficial Conversion Features

EITF 00-27 applies to convertible securities with beneficial conversion features that must be settled in stock and to those that give the issuer a choice in settling the obligation in either stock or cash.  EITF 00-27 requires that the beneficial conversion feature should be valued at the commitment date as the difference between the conversion price and the fair market value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible.  EITF 00-27 further limits this amount to the proceeds allocated to the convertible instrument.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.”  This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements.  This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  Early adoption is encouraged.  The adoption of SFAS 157 did not have a material impact on the consolidated financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates.  A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  This statement is expected to expand the use of fair value measurement.  FAS 159  is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51” (SFAS 160).  SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a non-controlling interest, calculation and disclosure of the consolidated net income attributable to the parent and the non-controlling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained non-controlling equity investment.

SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  Early adoption is prohibited.  The adoption of SFAS 160 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 141R, Business Combinations (“SFAS 141R”), which replaces FASB SFAS 141, Business Combinations.  This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination.  SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.  SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.

Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  The adoption of SFAS No. 141R did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110, “Use of a Simplified Method in Developing Expected Term of Share Options” (“SAB 110”).  SAB 110 expresses the current view of the staff that it will accept a company’s election to use the simplified method discussed in Staff Accounting Bulletin No. 107, “Share Based Payment” (“SAB 107”), for estimating the expected term of “plain vanilla” share options regardless of whether the company has sufficient information to make more refined estimates. SAB 110 became effective for the Company on January 1, 2008.  The adoption of SAB 110 did not have a material impact on the Company’s financial position.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not believe that SFAS 161 will have an impact on its results of operations or financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). SFAS 162 makes the hierarchy of generally accepted accounting principles explicitly and directly applicable to preparers of financial statements, a step that recognizes preparers’ responsibilities for selecting the accounting principles for their financial statements. The effective date for SFAS 162 is 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board’s related amendments to remove the GAAP hierarchy from auditing standards, where it has resided for some time. The adoption of SFAS 162 will not have an impact on the Company’s results of operations or financial position.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of SFAS No. 60” (SFAS 163). SFAS 163 prescribes accounting for insures of financial obligations, bringing consistency to recognizing and recording premiums and to loss recognition. SFAS 163 also requires expanded disclosures about financial guarantee insurance contracts. Except for some disclosures, SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of SFAS 163 will not have an impact on the Company’s results of operations or financial position.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company was required to adopt FSP 142-3 on October 1, 2008. The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. The Company does not believe FSP 142-3 will materially impact its financial position, results of operations or cash flows.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In May 2008, the FASB issued FSP Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company does not believe that the adoption of FSP APB 14-1 will have a material effect on its financial position, results of operations or cash flows.

In June 2008, the Emerging Issues Task Force issued EITF No. 07-05, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-05”), which supersedes the definition in EITF 06-01 for periods beginning after December 15, 2008. The objective of EITF 07-05 is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock and it applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative in FSAB 133, for purposes of determining whether that instrument or embedded feature qualifies for the first part of the scope exception in paragraph 11(a) of SFAS 133 (“the Paragraph 11(a) Exception”). EITF 07-05 also applies to any freestanding financial instrument that is potentially settled in an entity’s own stock, regardless of whether the instrument is within the scope of EITF 00-19. The Company is determining what impact, if any, EITF 07-05 will have on its financial position, results of operations and cash flows.

In June 2008, the Emerging Issues Task Force issued EITF 08-04, “Transition Guidance for Conforming Changes to EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 08-04”). EITF 08-04 is effective for years ending after December 15, 2008. The overall objective of EITF 08-04 is to conform the requirements of EITF 00-27 and FASB 150 with EITF 98-5 to provide for consistency in application of the standard. The Company has computed and recorded a beneficial conversion feature in connection with certain of its prior financing arrangements and does not believe that EITF 08-04 will have a material effect on that accounting.

In May 2009, the FASB published SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 requires the Company to disclose the date through which subsequent events have been evaluated and whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. SFAS 165 is effective for financial periods ending after June 15, 2009. Management has adopted SFAS 165 for its interim report for June 30, 2009 and has evaluated subsequent events through July 22, 2009, the date the financial statements were issued.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 3 -

FIXED ASSETS

Fixed assets as of December 31, 2008 and 2007 were as follows:

Estimated

Useful Lives

December 31,

December 31

(Years)

2008

2007

Computer Equipment

5

$13,281

$13,281

Machinery and Equipment

5-7

5,868

5,868

Leasehold Improvement

15

20,980

20,980

Furniture and fixtures

7

  28,350

  28,350

68,479

68,479

Less: accumulated depreciation

 (18,253)

 (9,104)

Fixed assets, net

$  50,226

$  59,375

There was $9,149 and $7,679 charged to operations for depreciation expense for the years ended December 31, 2008 and 2007, respectively.

NOTE 4 -

INTANGIBLE ASSETS

Intangible assets as of December 31, 2008 and 2007 were as follows:

Estimated

Useful Lives

December 31,

December 31

(Years)

2008

2007

Patents and Trademarks

10

$47,566

$47,566

Less: accumulated amortization

 (6,970)

 (2,213)

Intangible assets, net

$  40,596

$ 45,353

There was $4,757 and $2,213 charged to operations for amortization expense for the years ended December 31, 2008 and 2007, respectively.

NOTE 5 -

PROMISSORY NOTES

The Company has outstanding $392,675 and $335,000 in promissory notes payable as of December 31, 2008 and 2007, respectively.  The Company had issued 16,500 warrants with these notes that have since been converted to shares of common stock and none remain outstanding as of December 31, 2008. The amendment to these notes has not constituted a material modification under EITF 96-19 and thus no extinguishment of debt has been recorded.

The Company entered into these promissory notes between April and July 2007 with six individuals/companies. On September 30, 2008, the Company renegotiated these notes. In the process of this, the Company added $57,675 in interest that was unpaid during 2008. The Company also issued shares to the noteholders to cure a default under the note and extended the due date to January 30, 2009. The Company is currently in default of these agreements, as they remain outstanding.

The notes accrued interest at annual interest rates of 10% and were to mature from October 2007 to January 2008.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 6 -

RELATED PARTY LOANS

The Company has unsecured loans and advances with officers of $112,123 and $0 as of December 31, 2008 and 2007, respectively. The loans and advances are typically repaid through conversions to shares of common stock. The advances are short-term and typically repaid within 6 months. The officers have not accrued interest on these amounts as the amounts are not considered to be material and the repayment of the advances are made on a recurring basis. These loans were made to fund the Company with working capital during the process of securing contracts.  All loans and advances are due on demand and are included in current liabilities.

In addition, the Company has other related party payables outstanding that consist of accrued compensation to the President of the Company totaling $525,000 and $200,000 as of December 31, 2008 and 2007, respectively. These amounts have been included in current liabilities on the consolidated balance sheets.

NOTE 7 -

LICENSING AGREEMENT

The John Hopkins University

On November 14, 2005, the Company entered into an intellectual property licensing agreement with The John Hopkins University (“JHU”). The license agreement relates to certain patents pending and contains royalty payment arrangements as well as funding guarantees.

Due to certain internal JHU intellectual property timeline issues regarding technology development with the Company and the Company’s failure to pay fees in connection with the development, JHU discontinued the Company’s research plan and terminated the agreement.

During 2005 and 2006, $296,250 was recognized as license fees and remained outstanding as of December 31, 2007. During 2008, the Company and JHU negotiated a settlement agreement which was executed on September 24, 2008. The settlement agreement stipulated that should a $10,000 payment be made, the total amount due would be reduced to $190,000. The Company made the payment and the Company recognized $96,250 in forgiveness of the JHU payable.

As of December 31, 2008 and 2007, the Company has $190,000 and $296,250 outstanding, respectively to JHU under the terms of the agreement.

NOTE 8 -

COMMITMENTS

Lease Agreement

The Company has entered into an oral lease agreement for its research and development, manufacturing, warehousing and administrative offices on a month to month basis. The Company estimates that the monthly obligation is $5,000 per month.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 8 -

COMMITMENTS  (CONTINUED)

Employment Agreements

The Company has entered into an employment agreement with its president/CEO. The agreement obligates the Company to pay this officer base compensation of $325,000 per year. The Company and the officer can terminate this agreement, and can adjust compensation at anytime during the length of the contract.  In addition, the officer is to receive 50,000 shares of common stock for each patent filed in which he is named as inventor or investigator. The Company has issued all shares under this agreement through December 31, 2008. On July 1, 2009, the Company and its President and CEO, modified the employment agreement to include: a) the Company’s recognition of the assignment by the President and CEO at no additional consideration by the Company of the technologies, including the patent applications to the Company’s subsidiary, National Stem Cell, Inc.; b) for the transfer of the 2 Proteoderm patents and future patent applications related to inventions and discoveries related to stem cell derived cosmetics and cosmeceuticals, 50,000 Series C Preferred Shares with a par value of $0.001 (see Note 9) and the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company. The right set forth above shall be non-transferable except to the JSM Family Trust; and c) an increase in the vehicle allowance to $1,000 per month.

Consulting Agreements

The Company has entered into consulting agreements with consultants to assist in developing the Company's business. The agreements range in term from one-year to two-years. The agreements call for the issuance of common stock as the Company does not have sufficient cash flow to compensate its consultants with cash.

License Agreement

In January 2009, the Company entered into a three-year license agreement with two Chinese Companies for the exclusive license of the Proteoderm products in China, Hong Kong and Taiwan (the “territory”). The agreement includes pricing, delivery and minimum purchase requirements for the Chinese Companies of these products. Through June 30, 2009, no products have been purchased.

Litigation

The Company filed a lawsuit against Scott Crompton, an investor relations consultant of the Company ("defendant") on January 21, 2009, in the United States District Court for the District of New Jersey, alleging, breach of contract. A temporary restraining order was entered on February 4, 2009, blocking the sale of 10,334 shares of common stock that remain unsold from the total of 33,500 shares issued to the defendant for investor relations services. Presently, the defendant is contesting the jurisdiction from New Jersey to the United States District Court for the District of Southern Florida. Management does not believe that an adverse ruling on jurisdiction will result in the defendant winning the case and be able to sell his shares. The Company is also seeking monetary damages of $268,000 for the sale of 23,166 shares resulting from this agreement. Scott Crompton has offered to settle the litigation. The terms of the offer stipulate that Scott Crompton will keep 2,000 shares of the Company's common stock and we will drop all other claims. The settlement offer has not been embodied in a court order.

The Company has also been threatened to be sued by Maureen Abato, Esq. over a claim that she is owed 50,000 shares of stock regarding legal services provided to the Company, and by Fred Grant, a consultant who introduced the Company to Ice Cold Stocks.com. The Company denies both claims.

NOTE 9 -

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

In April 2009, the Company had determined that it had not obtained the proper authorization required to issue any classes of its preferred stock.  As a result, it was determined that the issuance of the Company’s Class A and Class B Preferred Stock were never legally executed, as such, do not exist.  Therefore, as of January, 2005, the Company established an unsettled obligation to the holders of any aforementioned Class A and Class B Preferred Stock.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 9 -

STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Preferred Stock (Continued)

As of December 31, 2008, the Company has 10,000,000 shares of preferred stock authorized with a par value of $.001. The Company increased the authorized shares from 4,000,000 to 10,000,000 on July 21, 2008. The preferred stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. In August 2008, the Company’s board of directors approved a 1:10 reverse split. All shares reflected in the consolidated financial statements are shown post-split in accordance with SAB Topic 14C.

In May 2009, the Company formally designated three series of preferred stock; the Series A1 Convertible Preferred Stock consists of 200,000 shares, convertible into common stock, each share for 10 shares of common stock; the Series B Preferred Stock which consists of 6 shares; and the Series C Preferred Stock which consists of 50,000 shares.

Each share of Series A Preferred Stock is convertible into 10 shares of common stock. The Company, prior to realizing that the preferred stock had not been properly authorized, assumed that it had issued 200,000 shares of Series A Preferred Stock, 200,000 in 2005 to its President. The 200,000 shares were thought to have been issued for a value of a $2,000 (par) as founders’ shares. As a result, the Company performed an informal valuation and determined there was no increase in the value of the preferred stock and as of December 31, 2008 and 2007, there remains a $2,000 obligation to issue preferred shares on the consolidated balance sheets, respectively.  These shares were issued in May 2009.

The Company also had assumed that it had properly issued 6 shares of Series B Preferred Stock. Each share of the Series B Preferred Stock enables the holder to nominate and appoint one member to the board of directors. The Company’s President was to be the holder of the six shares of Series B Preferred Stock, and upon proper authorization, the Company formally issued these shares to the President in May 2009. The Series B Preferred Shares value is par.

On July 1, 2009, Michael Cohen and Jacob Cohen entered into a technology license agreement with Company relating to stem cell based cosmetic and cosmeceutical technologies they developed. The license agreement provides that they receive a) 50,000 Shares of the Company’s Series C Preferred Stock, par value $.001 per share and (b) the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company. The right set forth above shall be non-transferable except to the JSM Family Trust. The 50,000 shares of the Series C Preferred Stock were issued in July 2009.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 9 -

STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Common Stock

As of December 31, 2008, the Company has 240,000,000 shares of common stock authorized with a par value of $.001. On July 21, 2008, the Company amended its certificate of incorporation to increase the authorized shares from 50,000,000 to 240,000,000.

The Company has 2,360,874 and 1,554,568 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively.

The Company has had its common stock reverse split twice since 2006. In May 2006, the Company reverse split its shares 1:37 and then again in August 2008, the Company’s board of directors approved a 1:10 reverse split. All shares reflected in the consolidated financial statements are shown post-split in accordance with SAB Topic 14C.

During 2007, the Company issued 124,987 shares of common stock for various services, marketing and interest valued at fair value at the time the services were performed. These services were valued at $685,676. In addition, the Company recorded a capital contribution of $30,000 from a third party with no shares of common stock being issued. The Company recorded this directly to additional paid in capital.

During 2008, the Company issued 224,106 shares of common stock for various services, marketing and interest valued at fair value at the time the services were performed or interest accrued. These services were valued at $1,320,414. In addition, the Company issued 582,200 shares of common stock (on April 14, 2008, approved for issuance on June 4, 2007) in conversion of loans from the Company's President and accrued compensation to the Company's President in the amount of $1,318,617. The value was determined based on average pricing at the times the liabilities were incurred.

Warrants

The Company had granted 16,500 warrants to holders of certain of the promissory notes. The warrants were issued in 2007 and were to expire five years later. The exercise price of the warrants were $20.00 per share. The warrants were valued in accordance with APB 14 at a value of $108,854 utilizing the Black-Scholes method. The warrants were converted into shares of common stock for issuance in 2008.  These shares have not been issued in 2008. At December 31, 2008, there are no warrants outstanding.

The following is a breakdown of the warrants granted:

Exercise

Date

Warrants

Price

Issued

Term

16,500

$20.00

09/28/2007

5 Years

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 9 -

STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Warrants (Continued)

The value of the warrants has been determined using the Black-Scholes pricing model using the following assumptions:

Expected term (in years)	5 years
Expected stock volatility	100%
Expected stock dividend yield	0%
Risk-free interest rate	3%
Fair value per warrant	$6.60
Number of warrants	16,500
Value of warrants	$108,854
Relative value of warrants	$82,158

The warrant agreements contained no clauses regarding adjustments to exercise price, net settlement provisions, registration rights or liquidated damages clauses.  The entire $82,158 was reflected as a discount on the notes and was amortized completely in 2007 and included as interest expense.

NOTE 10 -

PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2008, deferred tax assets consist of the following:

Net operating losses

$ 4,093,592

Valuation allowance

(4,093,592)

$        -

_________

At December 31, 2008, the Company had a net operating loss carry-forwards in the amount of $12,039,976 available to offset future taxable income through 2028.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.  A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended December 31, 2008 and 2007 is summarized as follows:

2008

2007

Federal statutory rate

(34.0%)

(34.0%)

State income taxes, net of federal benefits

3.3

3.3

Valuation allowance

30.7

30.7

0

%

0

%

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 11 -

FAIR VALUE MEASUREMENTS

On January 1, 2008, the Company adopted SFAS 157. SFAS 157 defines fair value, provides a consistent framework for measuring fair value under generally accepted accounting principles and expands fair value financial statement disclosure requirements. SFAS 157’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. SFAS 157 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

The following table represents the fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2008:

	Level 1	Level 2	Level 3	Total

Cash	115	-	-	115

Total assets	115	-	-	115

Notes payable	-	-	-	-

Total liabilities	-	-	-	-

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 12 -

SEGMENT INFORMATION

The Company operates and the chief decision maker for the Company segregates the operations into two separate distinct reporting segments. These segments are the sperm bank division and the stem-cell division.

Operating segment data for the year ended December 31, 2008 are as follows:

	Stem-Cell	Sperm Bank	Total
Sales	$ -	$132,038	$132,038
Cost of sales	-	17,511	17,511
Gross profit	-	114,527	114,527
Operating expenses	4,808,864	147,762	4,956,626
Depreciation and amortization	13,906	-	13,906
Other income (expense)	(113,431)	-	(113,431)
Net income (loss)	(4,936,201)	(33,235)	(4,969,436)
Segment assets	90,822	329,325	420,147
Fixed Assets, net of depreciation	50,226	-	50,226

Operating segment data for the year ended December 31, 2007 are as follows:

	Stem-Cell	Sperm Bank	Total
Sales	$ -	$119,219	$119,219
Cost of sales	-	15,601	15,601
Gross profit (loss)	-	103,618	103,618
Operating expenses	85,250	78,896	165,146
Depreciation and amortization	9,892	-	9,892
Other income (expense)	(228,158)	-	(228,158)
Net income (loss)	(273,699)	24,722	(248,977)
Segment assets	105,799	331,143	436,922
Fixed Assets, net of depreciation	59,375	-	59,375

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2008 AND 2007

NOTE 13 -

SUBSEQUENT EVENTS

In 2009, the Company has issued 794,400 shares of stock during the six months ended June 30, 2009, valued at $2,384,110 for professional fees. In addition, the Company continued to have an obligation to issue 944,865 shares at a value of $4,587,186.

In May 2009, the Company settled its obligation to issue the 200,000 shares of Series A1 Preferred Stock and 6 shares of Series B Preferred Stock upon filing and approval of the Certificate of Designation with the Secretary of State of Delaware.

In May 2009, the Company issued 20,000 stock options to a consultant.

On July 1, 2009, the Company and its President and CEO, modified the employment agreement to include: a) the Company’s recognition of the assignment by the President and CEO at no additional consideration by the Company of the technologies, including the patent applications to the Company’s subsidiary, National Stem Cell, Inc.; b) for the transfer of the 2 Proteoderm patents and future patent applications related to inventions and discoveries related to stem cell derived cosmetics and cosmeceuticals, 50,000 Series C Preferred Shares with a par value of $0.001 (see Note 9) and the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company. The right set forth above shall be non-transferable except to the JSM Family Trust; and c) an increase in the vehicle allowance to $1,000 per month.

On July 1, 2009, Michael Cohen and Jacob Cohen entered into a technology license agreement with Company relating to stem cell based cosmetic and cosmeceutical technologies they developed. The license agreement provides that they receive a) 50,000 Shares of the Company’s Series C Preferred Stock, par value $.001 per share and (b) the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company. The right set forth above shall be non-transferable except to the JSM Family Trust. The 50,000 shares of the Series C Preferred Stock were issued in July 2009.

_______________________________________________________________________________________________________________________

PROTEONOMIX, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2009 AND 2008

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

28

CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2009 (UNAUDITED) AND

DECEMBER 31, 2008

29

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED)

30

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2009 (UNAUDITED) AND YEARS ENDED

DECEMBER 31, 2008 AND 2007

31

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED

JUNE 30, 2009 AND 2008 (UNAUDITED)

32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009 AND 2008 (UNAUDITED)

33-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Proteonomix, Inc.

Mountainside, NJ

We have reviewed the accompanying consolidated balance sheet of Proteonomix, Inc. (the "Company") as of June 30, 2009, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the six months ended June 30, 2009 and 2008. These interim consolidated financial statements are the responsibility of the Company's management.

We conducted the reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.   As discussed in Note 1 to the consolidated financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KBL, LLP

New York, NY

July 22, 2009

PROTEONOMIX, INC.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008

ASSETS	(UNAUDITED)
	JUNE 30,	DECEMBER 31,
	2009	2008
Current Assets:
Cash and cash equivalents	$ 21,908	$ 115
Accounts receivable, net	180,721	137,435
Inventory	190,440	191,775

Total Current Assets	393,069	329,325

Fixed assets, net of depreciation	45,652	50,226

Other Assets:
Intangible assets, net of amortization	38,218	40,596

Total Other Assets	38,218	40,596

TOTAL ASSETS	$ 476,939	$ 420,147

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Cash overdraft	$ -	$ -
Obligation to issue preferred stock	-	2,000
Obligation to issue common stock	4,556,936	5,707,436
Current portion of notes payable - related parties	333,715	112,123
Current portion of notes payable	392,675	392,675
Accounts payable and accrued expenses	1,934,131	1,629,373

Total Current Liabilities	7,217,457	7,843,607

Total Liabilities	7,217,457	7,843,607

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.001 Par Value; 10,000,000 and 4,000,000 shares authorized
Preferred stock Series A - 200,000 shares issued and outstanding	200	-
Preferred stock Series B - 6 shares issued and outstanding	-	-
Common stock, $.001 Par Value; 240,000,000 and 50,000,000 shares authorized
and 3,173,274 and 2,360,874 shares issued and outstanding	3,173	2,361
Additional paid-in capital	7,057,148	4,614,155
Retained earnings (deficit)	(13,801,039)	(12,039,976)

Total Stockholders’ Equity (Deficit)	(6,740,518)	(7,423,460)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 476,939	$ 420,147

The accompanying notes are an integral part of the consolidated financial statements.

PROTEONOMIX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)

	SIX MONTHS ENDED
	JUNE 30,
	2009	2008

OPERATING REVENUES
Sales	$ 55,125	$ 71,119

COST OF GOODS SOLD
Inventory - beginning	191,775	197,995
Purchases	2,217	1,497
	193,992	199,492
Inventory - end	(190,440)	(195,833)
Total Cost of Goods Sold	3,552	3,659

GROSS PROFIT (LOSS)	51,573	67,460

OPERATING EXPENSES

Wages and wage related expenses	184,582	174,013
Stock based compensation	15,395	-
Professional, consulting and marketing fees	1,455,551	3,637,307
Other general and administrative expenses	133,406	397,270
Depreciation and amortization	6,952	6,218
Total Operating Expenses	1,795,886	4,214,808

LOSS BEFORE OTHER INCOME (EXPENSE)	(1,744,313)	(4,147,348)

Interest income (expense), net	(16,750)	(16,750)
Total Other Income (expense)	(16,750)	(16,750)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,761,063)	(4,164,098)
Provision for Income Taxes	-	-

NET LOSS APPLICABLE TO COMMON SHARES	$ (1,761,063)	$ (4,164,098)

NET LOSS PER BASIC AND DILUTED SHARES	$ (0.63)	$ (2.19)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	2,800,537	1,898,661

The accompanying notes are an integral part of the consolidated financial statements.

PROTEONOMIX, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2009 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2008 AND 2007

	Preferred Stock A		Preferred Stock B		Common Stock		Additional Paid-in	Retained Earnings
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total

Balance - December 31, 2006	-	$ -	-	$ -	1,429,581	$1,430	$1,260,379	$(2,021,031)	$(759,222)

Shares issued for services	-	-	-	-	124,987	125	685,551	-	685,676

Capital contribution	-	-	-	-	-	-	30,000	-	30,000

Net loss for the year ended December 31, 2007	-	-	-	-	-	-	-	(5,049,509)	(5,049,509)

Balance December 31, 2007	-	-	-	-	1,554,568	1,555	1,975,930	(7,070,540)	(5,093,055)

Shares issued in conversion of debt	-	-	-	-	582,200	582	1,318,035	-	1,318,617

Shares issued for services	-	-	-	-	224,106	224	1,320,190	-	1,320,414

Net loss for the year ended December 31, 2008	-	-	-	-	-	-	-	(4,969,436)	(4,969,436)

Balance December 31, 2008	-	-	-	-	2,360,874	2,361	4,614,155	(12,039,976)	(7,423,460)

Shares issued to founders	200,000	200	6	-	-	-	1,800	-	2,000

Shares issued for services	-	-	-	-	812,400	812	2,425,798	-	2,426,610

Stock based compensation	-	-	-	-	-	-	15,395	-	15,395

Net loss for the six months ended June 30, 2009	-	-	-	-	-	-	-	(1,761,063)	(1,761,063)

Balance June 30, 2009	200,000	$200	6	$ -	3,173,274	$3,173	$7,057,148	$(13,801,039)	$(6,740,518)

The accompanying notes are an integral part of the consolidated financial statements.

PROTEONOMIX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)

	SIX MONTHS ENDED
	JUNE 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (1,761,063)	$ (4,164,098)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	6,952	6,218
Common stock issued for consulting services	796,110	142,014
Stock based compensation	15,395	-
Obligation to issue common shares - services	480,000	3,484,800

Changes in assets and liabilities
(Increase) in accounts receivable	(43,286)	(49,878)
Decrease in inventory	1,335	2,162
Increase (decrease) in accounts payable and
and accrued expenses	304,758	532,907
Total adjustments	1,561,264	4,118,223

Net cash (used in) operating activities	(199,799)	(45,875)

CASH FLOWS FROM FINANCING ACTIVITES
Increase (decrease) in cash overdraft	-	(593)
Proceeds from notes payable - related parties	221,592	48,115

Net cash provided by financing activities	221,592	47,522

NET INCREASE IN
CASH AND CASH EQUIVALENTS	21,793	1,647

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	115	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$ 21,908	$ 1,647

CASH PAID DURING THE YEAR FOR:
Income taxes	$ -	$ -
Interest expense	$ -	$ -

SUPPLEMENTAL NONCASH INFORMATION:

Common stock issued for consulting services	$ 796,110	$ 142,014
Conversion of obligation to issue common shares to common stock and
additional paid in capital	$ 1,630,500	$ 2,489,667
Conversion of obligation to issue preferred shares to preferred stock and
additional paid in capital	$ 2,000	$ -

The accompanying notes are an integral part of the consolidated financial statements.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 1 -

ORGANIZATION AND BASIS OF PRESENTATION

Proteonomx, Inc. (the “Company”) is a Delaware corporation incorporated on June 26, 1995 as Azurel, Ltd. In September 2006, Azurel, Ltd. changed its name to National Stem Cell Holding, Inc. and then in August 2008 the name of the company was changed to Proteonomix, Inc.

Azurel, Ltd. was discharged from bankruptcy in December 2005. Control was changed in September 2006 when Azurel acquired National Stem Cell, Inc. and subsequently changed its name following the acquisition. In this transaction the common stock was reverse split 1:37. Then again in August 2008, the Company reverse split its stock 1:10 when the name was changed to Proteonomix, Inc.

On January 14, 2005, the Company acquired The Sperm Bank of New York, Inc. a company established in 1997 operating as a reproductive cell and tissue bank. The Company acquired The Sperm Bank of New York, from its sole shareholder, for a note payable in the amount of $150,000. The Company acquired accounts receivable and inventory valued at $150,000. On January 13, 2006, the Company converted the note payable into 21,866 shares of common stock. The acquisition was treated as a purchase transaction.

On July 8, 2008, the Company formed Proteoderm, Inc. as a wholly-owned subsidiary. Through this subsidiary, the Company produces and synthesizes protein polypeptides and growth hormones secreted by stem cells and incorporates them into uniquely formulated personal care products. Proteoderm, Inc. generated no revenues since inception.

The Company owns and operates three subsidiaries, The Sperm Bank of New York, Inc., Proteoderm, Inc. and National Stem Cell, Inc.

The Company is a biotechnology company engaged in the discovery and development of stem cell therapeutic products. The Company is developing pre-clinical-stage therapeutic agents and treatments for cancer, diabetes, heart, lung, and kidney diseases as well as for stem cell bone marrow and organ transplants. The Company’s discoveries involve stem cell treatments without using embryonic stem cells.

Going Concern

As shown in the accompanying consolidated financial statements the Company has incurred recurring losses of $1,761,063 and $4,164,098 for the six months ended June 30, 2009 and 2008 respectively.  In addition, the Company has a working capital deficit in the amount of $6,824,388 as of June 30, 2009. The Company has recently emerged from the development stage, however it has continued to develop its pre-clinical-stage therapeutic agents and various treatments utilizing stem cell treatments while generating revenues and operating their sperm bank division.

There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 1 -

ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Management believes that the Company’s capital requirements will depend on many factors.  These factors include the final phase of development being successful as well as product implementation and distribution.

In the near term, the Company plans to seek quotation of its common stock on the OTC Bulletin Board to gain liquidity and notice.  The Company will continue to pursue traditional forms of financing.  The Company’s ability to continue as a going concern for a reasonable period is dependent upon management’s ability to raise additional interim capital and, ultimately, achieve profitable operations.  There can be no assurance that management will be able to raise sufficient capital, under terms satisfactory to the Company, if at all.

The consolidated financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to derivative liabilities, bad debts, income taxes and contingencies.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash equivalents.  Any amounts of cash in financial institutions over FDIC insured limits, exposes the Company to cash concentration risk.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments (other than Derivative Financial Instruments)

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments.  For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings.

Research and Development

The Company annually incurs costs on activities that relate to research and development of new technology and products.  Research and development costs are expensed as incurred.  Certain of these costs would be reduced by government grants and investment tax credits where applicable. The Company has never had any government grants or investment tax credits.

Intangible Assets

The Company’s intangible assets consist of patents and intellectual property, which are carried at the purchase price and/or the legal cost to obtain them. Patents and licenses are being amortized over their estimated useful lives, which range from seven to seventeen years.

The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life of the related asset. The Company periodically reviews its capitalized intangible assets to assess recoverability based on the projected undiscounted cash flows from operations, and impairments are recognized in operating results when a permanent diminution in value occurs.

Revenue Recognition

The Company recognizes revenue for the sales of its donor sperm samples, which have been the only source of revenue to date are when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable and collection is probable. The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a fee is based upon a variable such as acceptance by the customer, the Company accounts for the fee as not being fixed and determinable. In these cases, the Company defers revenue and recognizes it when it becomes due and payable. The Company assesses the probability of collection based on a number of factors, including past transaction history with the customer and the current financial condition of the customer. If the Company determines that collection of a fee is not reasonably assured, revenue is deferred until the time collection becomes reasonably assured.

The Company anticipates revenue from support agreements it enters into will be recognized on a straight-line basis over the life of the contract, although the fee is due and payable at the time the agreement is signed or upon annual renewal.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable

The Company intends to conduct business with companies’ based on an evaluation of each customer’s financial condition, generally without requiring collateral.  Exposure to losses on receivables is expected to vary from customer to customer due to the financial condition of each customer.  The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.  Management has determined that there is an allowance of $48,900 for doubtful accounts at June 30, 2009.

Accounts receivable will generally be due within 30 days and collateral is not required.

Income Taxes

Under Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes,” (“FASB 109”) the liability method is used in accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The provisions of  FASB 109 also require the recognition of future tax benefits such as net operating loss carry-forwards, to the extent that the realization of such benefits is more likely than not. To the extent that it is more likely than not those benefits will not be received, the Company records a valuation allowance against the related deferred tax asset.

Uncertainty in Income Taxes

In July 2006, the FASB issued interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.”  This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach.  FIN No. 48 is effective for fiscal years beginning after December 15, 2006.  Management has adopted FIN 48 for 2007, and it evaluates the Company's tax positions on an annual basis and has determined that as of June 30, 2009 no additional accrual for income taxes is necessary.

Fixed Assets

Fixed assets are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets; equipment - 5-7 years, and furniture and fixtures - 5-7 years.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.  Deduction is made for retirements resulting from renewals or betterments.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

Long-lived assets, primarily fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable.  The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators.  Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.  For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

(Loss) Per Share of Common Stock

Basic net (loss) per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share ("EPS") include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  Common stock equivalents were not included in the computation of diluted earnings per share on the consolidated statement of operations due to the fact that the Company reported a net loss and to do so would be anti-dilutive for the periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

       June 30,

     June 30,

2009

2008

Net loss

$   (1,761,063)

$   (4,164,098)

Weighted-average common shares

Outstanding (Basic)

2,800,537

1,898,661

Weighted-average common stock

Equivalents

Stock options

-

-

Warrants

  -

  -

Weighted-average commons shares

Outstanding (Diluted)

2,800,537

1,898,661

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”).  SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements.  Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans.  The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next interim period after December 15, 2005.

On January 1, 2006, the Company adopted the provisions of FAS No. 123R “Share-Based Payment” (“FAS 123R”) which requires recognition of stock-based compensation expense for all share-based payments based on fair value.  Prior to January 1, 2006, the Company measured compensation expense for all of its share-based compensation using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations.  The Company has provided pro forma disclosure amounts in accordance with FAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123” (“FAS 148”), as if the fair value method defined by FAS No. 123, “Accounting for Stock Based Compensation” (“FAS 123”) had been applied to its stock-based compensation.

The Company has elected to use the modified-prospective approach method.  Under that transition method, the calculated expense in 2006 is equivalent to compensation expense for all awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair values estimated in accordance with the original provisions of FAS 123.  Stock-based compensation expense for all awards granted after January 1, 2006 is based on the grant-date fair values estimated in accordance with the provisions of FAS 123R.  The Company recognizes these compensation costs, net of an estimated forfeiture rate, on a pro rata basis over the requisite service period of each vesting tranche of each award.  The Company considers voluntary termination behavior as well as trends of actual option forfeitures when estimating the forfeiture rate.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Segment Information

The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information”.  This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions.  The Company operates in two distinct reporting segments, one for the sperm bank division and one for its stem-cell and skin care divisions as of June 30, 2009 and for the six months ended June 30, 2009 and 2008.

Inventory

Inventory is valued at the lower of cost (on a first-in, first-out (FIFO) basis) or market. Inventory of $190,440 as of June 30, 2009 consists of donor's sperm samples. Based on the method in which these samples are contained, it is very rare that a sample would spoil. Samples are cleared for cryopreservation after rigorous laboratory testing. Samples are cryopreserved in nitrogen vapor and are maintained frozen until purchased by a client. There has been no reserve for obsolescence of inventory and inventory is only removed upon use. The Company, to date has never destroyed any samples in inventory, or sold samples that were not viable (alive after been thawed for use).

Beneficial Conversion Features

EITF 00-27 applies to convertible securities with beneficial conversion features that must be settled in stock and to those that give the issuer a choice in settling the obligation in either stock or cash.  EITF 00-27 requires that the beneficial conversion feature should be valued at the commitment date as the difference between the conversion price and the fair market value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible.  EITF 00-27 further limits this amount to the proceeds allocated to the convertible instrument.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.”  This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements.  This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  Early adoption is encouraged.  The adoption of SFAS 157 did not have a material impact on the consolidated financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115” (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates.  A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  This statement is expected to expand the use of fair value measurement.  FAS 159  is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51” (SFAS 160).  SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a non-controlling interest, calculation and disclosure of the consolidated net income attributable to the parent and the non-controlling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained non-controlling equity investment.

SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  Early adoption is prohibited.  The adoption of SFAS 160 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 141R, Business Combinations (“SFAS 141R”), which replaces FASB SFAS 141, Business Combinations.  This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination.  SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.  SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.

Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  The adoption of SFAS No. 141R did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110, “Use of a Simplified Method in Developing Expected Term of Share Options” (“SAB 110”).  SAB 110 expresses the current view of the staff that it will accept a company’s election to use the simplified method discussed in Staff Accounting Bulletin No. 107, “Share Based Payment” (“SAB 107”), for estimating the expected term of “plain vanilla” share options regardless of whether the company has sufficient information to make more refined estimates. SAB 110 became effective for the Company on January 1, 2008.  The adoption of SAB 110 did not have a material impact on the Company’s financial position.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not believe that SFAS 161 will have an impact on its results of operations or financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162). SFAS 162 makes the hierarchy of generally accepted accounting principles explicitly and directly applicable to preparers of financial statements, a step that recognizes preparers’ responsibilities for selecting the accounting principles for their financial statements. The effective date for SFAS 162 is 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board’s related amendments to remove the GAAP hierarchy from auditing standards, where it has resided for some time. The adoption of SFAS 162 will not have an impact on the Company’s results of operations or financial position.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of SFAS No. 60” (SFAS 163). SFAS 163 prescribes accounting for insures of financial obligations, bringing consistency to recognizing and recording premiums and to loss recognition. SFAS 163 also requires expanded disclosures about financial guarantee insurance contracts. Except for some disclosures, SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of SFAS 163 will not have an impact on the Company’s results of operations or financial position.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company was required to adopt FSP 142-3 on October 1, 2008. The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. The Company does not believe FSP 142-3 will materially impact its financial position, results of operations or cash flows.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 2 -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In May 2008, the FASB issued FSP Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company does not believe that the adoption of FSP APB 14-1 will have a material effect on its financial position, results of operations or cash flows.

In June 2008, the Emerging Issues Task Force issued EITF No. 07-05, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-05”), which supersedes the definition in EITF 06-01 for periods beginning after December 15, 2008. The objective of EITF 07-05 is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock and it applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative in FSAB 133, for purposes of determining whether that instrument or embedded feature qualifies for the first part of the scope exception in paragraph 11(a) of SFAS 133 (“the Paragraph 11(a) Exception”). EITF 07-05 also applies to any freestanding financial instrument that is potentially settled in an entity’s own stock, regardless of whether the instrument is within the scope of EITF 00-19. The Company is determining what impact, if any, EITF 07-05 will have on its financial position, results of operations and cash flows.

In June 2008, the Emerging Issues Task Force issued EITF 08-04, “Transition Guidance for Conforming Changes to EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 08-04”). EITF 08-04 is effective for years ending after December 15, 2008. The overall objective of EITF 08-04 is to conform the requirements of EITF 00-27 and FASB 150 with EITF 98-5 to provide for consistency in application of the standard. The Company has computed and recorded a beneficial conversion feature in connection with certain of its prior financing arrangements and does not believe that EITF 08-04 will have a material effect on that accounting.

In May 2009, the FASB published SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 requires the Company to disclose the date through which subsequent events have been evaluated and whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. SFAS 165 is effective for financial periods ending after June 15, 2009. Management has adopted SFAS 165 for the Company's interim report for June 30, 2009 and has evaluated subsequent events through July 22, 2009, the date the financial statements were issued.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 3 -

FIXED ASSETS

Fixed assets as of June 30, 2009 (unaudited) and December 31, 2008 were as follows:

Estimated

     (unaudited)

Useful Lives

      June 30,

December 31

(Years)

2009

2008

Computer Equipment

5

$13,281

$13,281

Machinery and Equipment

5-7

5,868

5,868

Leasehold Improvement

15

20,980

20,980

Furniture and fixtures

7

  28,350

  28,350

68,479

68,479

Less: accumulated depreciation

 (22,827)

 (18,253)

Fixed assets, net

$ 45,652

$ 50,226

There was $4,574 and $3,840 charged to operations for depreciation expense for the six months ended June 30, 2009 and 2008, respectively.

NOTE 4 -

INTANGIBLE ASSETS

Intangible assets as of June 30, 2009 (unaudited) and December 31, 2008 were as follows:

Estimated

      (unaudited)

Useful Lives

      June 30,

December 31

(Years)

2009

2008

Patents and Trademarks

10

$47,566

$47,566

Less: accumulated amortization

 (9,348)

 (6,970)

Intangible assets, net

$ 38,218

$ 40,596

There was $2,378 and $2,378 charged to operations for amortization expense for the six months ended June 30, 2009 and 2008, respectively.

NOTE 5 -

PROMISSORY NOTES

The Company has outstanding $392,675 in promissory notes payable as of June 30, 2009 and December 31, 2008, respectively.  The Company had issued 16,500 warrants with these notes that have since been converted to shares of common stock and none remain outstanding as of June 30, 2009 and December 31, 2008. The amendment to these notes has not constituted a material modification under EITF 96-19 and thus no extinguishment of debt has been recorded.

The Company entered into these promissory notes between April and July 2007 with six individuals/companies. On September 30, 2008, the Company renegotiated these notes. In the process of this, the Company added $57,675 in interest that was unpaid during 2008. The Company also issued shares to the noteholders to cure a default under the note and extended the due date to January 30, 2009. The Company is currently in default of these agreements as they remain outstanding. The notes accrued interest at annual interest rates of 10% and were to mature from October 2007 to January 2008.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 6 -

RELATED PARTY LOANS

The Company has unsecured loans and advances with officers of $333,715 and $112,123 as of June 30, 2009 and December 31, 2008, respectively. The loans and advances are typically repaid through conversions to shares of common stock. The advances are short-term and typically repaid within 6 months. The officers have not accrued interest on these amounts as the amounts are not considered to be material and the repayment of the advances are made on a recurring basis. These loans were made to fund the Company with working capital during the process of securing contracts.  All loans and advances are due on demand and are included in current liabilities.

In addition, the Company has other related party payables outstanding that consist of accrued compensation to the President of the Company totaling $687,500 and $525,000 as of June 30, 2009 and December 31, 2008, respectively. These amounts have been included in current liabilities on the consolidated balance sheets.

NOTE 7 -

LICENSING AGREEMENT

The John Hopkins University

On November 14, 2005, the Company entered into an intellectual property licensing agreement with The John Hopkins University (“JHU”). The license agreement relates to certain patents pending and contains royalty payment arrangements as well as funding guarantees.

Due to certain internal JHU intellectual property timeline issues regarding technology development with the Company and the Company's failure to pay fees in connection with the development, JHU discontinued the Company's research plan and terminated the agreement.

During 2005 and 2006, $296,250 was recognized as license fees and remained outstanding as of December 31, 2007. During 2008, the Company and JHU negotiated a settlement agreement which was executed on September 24, 2008. The settlement agreement stipulated that should a $10,000 payment be made, the total amount due would be reduced to $296,250. The Company made the payment and the Company recognized $96,250 in forgiveness of the JHU payable.

As of June 30, 2009 and December 31, 2008, the Company has $190,000 and $190,000 outstanding, respectively to JHU under the terms of the agreement.

NOTE 8 -

COMMITMENTS

Lease Agreement

The Company has entered into an oral lease agreement for its research and development, manufacturing, warehousing and administrative offices on a month to month basis. The Company estimates that the monthly obligation is $5,000 per month.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 8 -

COMMITMENTS  (CONTINUED)

Employment Agreements

The Company has entered into an employment agreement with its President and CEO. The agreement obligates the Company to pay this officer base compensation of $325,000 per year which includes a $75,000 bonus. The Company and the officer can terminate this agreement, and can adjust compensation at anytime during the length of the contract.  In addition, the officer is to receive 50,000 shares of common stock for each patent filed in which he is named as inventor or investigator. The Company has issued all shares under this agreement through June 30, 2009. On July 1, 2009, the Company and its President and CEO, modified the employment agreement to include: a) the Company’s recognition of the assignment by the President and CEO at no additional consideration by the Company of the technologies, including the patent applications to the Company’s subsidiary, National Stem Cell, Inc.; b) for the transfer of the 2 Proteoderm patents and future patent applications related to inventions and discoveries related to stem cell derived cosmetics and cosmeceuticals, 50,000 Series C Preferred Shares with a par value of $0.001 (see Note 9) and the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company. The right set forth above shall be non-transferable except to the JSM Family Trust; and c) an increase in the vehicle allowance to $1,000 per month.

Consulting Agreements

The Company has entered into consulting agreements with consultants to assist in developing the Company’s business. The agreements range in term from one-year to two-years. The agreements call for the issuance of common stock as the Company does not have sufficient cash flow to compensate its consultants with cash.

License Agreement

In January 2009, the Company entered into a three-year license and purchase agreement with two China based companies for the exclusive license of the Proteoderm products in China, Hong Kong and Taiwan (the "territory"). The agreement includes pricing, delivery and minimum purchase requirements for the China based companies of these products. Through June 30, 2009, no products have been purchased.

Litigation

The Company filed a lawsuit against Scott Crompton, an investor relations consultant of the Company ("defendant") on January 21, 2009, in the United States District Court for the District of New Jersey, alleging, breach of contract. A temporary restraining order was entered on February 4, 2009, blocking the sale of 10,334 shares of common stock that remain unsold from the total of 33,500 shares issued to the defendant for investor relations services. Presently, the defendant is contesting the jurisdiction from New Jersey to the United States District Court for the District of Southern Florida. Management does not believe that an adverse ruling on jurisdiction will result in the defendant winning the case and be able to sell his shares. The Company is also seeking monetary damages of $268,000 for the sale of 23,166 shares resulting from this agreement Scott Crompton has offered to settle the litigation. The terms of the offer stipulate that Scott Crompton will keep 2,000 shares of the Company's common stock and we will drop all other claims. The settlement offer has not been embodied in a court order.

The Company has also been threatened to be sued by Maureen Abato, Esq. over a claim that she is owed 50,000 shares of stock regarding legal services provided to the Company, and by Fred Grant, a consultant that introduced the Company to Ice Cold Stocks.com. The Company denies both claims.

NOTE 9 -

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

In April 2009, the Company had determined that it had not obtained the proper authorization required to issue any classes of its preferred stock.  As a result, it was determined that the issuance of the Company’s Class A and Class B Preferred Stock were never legally executed, as such, do not exist.  Therefore, as of January, 2005, the Company established an unsettled obligation to the holders of any aforementioned Class A and Class B Preferred Stock.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 9 -

STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Preferred Stock (Continued)

As of June 30, 2009 and December 31, 2008, the Company has 10,000,000 shares of preferred stock authorized with a par value of $.001. The Company increased the authorized shares from 4,000,000 to 10,000,000 on July 21, 2008. The preferred stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof. In August 2008, the Company’s board of directors approved a 1:10 reverse split. All shares reflected in the consolidated financial statements are shown post-split in accordance with SAB Topic 14C.

In May 2009, the Company formally designated three series of preferred stock; the Series A1 Convertible Preferred Stock consists of 200,000 shares, convertible into common stock, each share for 10 shares of common stock; the Series B Preferred Stock which consists of 6 shares; and the Series C Preferred Stock which consists of 50,000 shares.

Each share of Series A Preferred Stock is convertible into 10 shares of common stock. The Company, prior to realizing that the preferred stock had not been properly authorized, assumed  that it had issued 200,000 shares of Series A Preferred Stock, 200,000 in 2005 to its President. The 200,000 shares were thought to have been issued for a value of a $2,000 (par) as founders’ shares. As a result, the Company performed an informal valuation and determined there was no increase in the value of the preferred stock and as of June 30, 2009 and December 31, 2008, there remains a $2,000 obligation to issue preferred shares on the consolidated balance sheets, respectively. These shares were issued in May 2009.

The Company also had assumed that it had properly issued 6 shares of Series B Preferred Stock. Each share of the Series B Preferred Stock enables the holder to nominate and appoint one member to the board of directors. The Company’s President was to be the holder of the six shares of Series B Preferred Stock, and upon proper authorization, the Company formally issued these shares to the President in May 2009. The Series B Preferred Shares value is par.

On July 1, 2009, Michael Cohen and Jacob Cohen entered into a technology license greement with Company relating to stem cell based cosmetic and cosmeceutical technologies they developed. The license agreement provides that they receive a) 50,000 Shares of the Company’s Series C Preferred Stock, par value $.001 per share and (b) the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company. The right set forth above shall be non-transferable except to the JSM Family Trust. The 50,000 shares of the Series C Preferred Stock were issued in July 2009.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 9 -

STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Common Stock

As of June 30, 2009 and December 31, 2008, the Company has 240,000,000 shares of common stock authorized with a par value of $.001. On July 21, 2008, the Company amended its certificate of incorporation to increase the authorized shares from 50,000,000 to 240,000,000.

The Company has 3,173,274 and 2,360,874 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively.

The Company has had its common stock reverse split twice since 2006. In May 2006, the Company reverse split its shares 1:37 and then again in August 2008, the Company’s board of directors approved a 1:10 reverse split. All shares reflected in the consolidated financial statements are shown post-split in accordance with SAB Topic 14C.

During 2007, the Company issued 124,987 shares of common stock for various services, marketing and interest valued at fair value at the time the services were performed. These services were valued at $685,676. In addition, the Company recorded a capital contribution of $30,000 from a third party with no shares of common stock being issued. The Company recorded this directly to additional paid in capital.

During 2008, the Company issued 224,106 shares of common stock for various services, marketing and interest valued at fair value at the time the services were performed or interest accrued. These services were valued at $1,320,414. In addition, the Company issued 582,200 shares of common stock (on April 14, 2008, approved for issuance on June 4, 2007) in conversion of loans from the Company's President and accrued compensation to the Company's President in the amount of $1,318,617. The value was determined based on average pricing at the times the liabilities were incurred.

In the six months ended June 30, 2009, the Company issued 812,400 shares of common stock for various services valued at fair value at the time the services were performed. These services were valued at $2,426,610.

Warrants

The Company had granted 16,500 warrants to holders of certain of the promissory notes. The warrants were issued in 2007 and were to expire five years later. The exercise price of the warrants were $20.00 per share. The warrants were valued in accordance with APB 14 at a value of $108,854 utilizing the Black-Scholes method. The warrants were converted into shares of common stock for issuance in 2008. These shares have not been issued as of June 30, 2009.  At June 30, 2009 and December 31, 2008, there are no warrants outstanding.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 9 -

STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Warrants (Continued)

The following is a breakdown of the warrants granted:

Exercise

Date

Warrants

Price

Issued

Term

16,500

$20.00

09/28/2007

5 Years

The value of the warrants has been determined using the Black-Scholes pricing model using the following assumptions:

Expected term (in years)	5 years
Expected stock volatility	100%
Expected stock dividend yield	0%
Risk-free interest rate	3%
Fair value per warrant	$6.60
Number of warrants	16,500
Value of warrants	$108,854
Relative value of warrants	$82,158

The warrant agreements contained no clauses regarding adjustments to exercise price, net settlement provisions, registration rights or liquidated damages clauses.  The entire $82,158 was reflected as a discount on the notes and was amortized completely in 2007 and included as interest expense.

Options

The Company had granted 20,000 options to a consultant in May 2009. Of the 20,000 options, 10,000 were exercisable immediately with the remaining 10,000 exercisable upon completion of the consultant’s engagement. The options are to expire in five years. The exercise price of the options are $2.50 per share. The options were valued utilizing the Black-Scholes method and have a put option value of $1.5395, calculated based on an expected term of 5 years, expected stock volatility of 100%, expected stock dividend yield of 0%, and risk-free interest rate of 3%. The value of the 10,000 options that are expensed in May 2009 is $15,395.

NOTE 10 -

PROVISION FOR INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 10 -

PROVISION FOR INCOME TAXES (CONTINUED)

At June 30, 2009, deferred tax assets consist of the following:

Net operating losses

$ 4,692,353

Valuation allowance

(4,692,353)

$

             -

At June 30, 2009, the Company had a net operating loss carry-forwards in the amount of $13,801,039 available to offset future taxable income through 2029.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.  A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the periods ended June 30, 2009 and 2008 is summarized as follows:

2009

2008

Federal statutory rate

(34.0%)

(34.0%)

State income taxes, net of federal benefits

3.3

3.3

Valuation allowance

30.7

30.7

0

%

0

%

NOTE 11 -

FAIR VALUE MEASUREMENTS

On January 1, 2008, the Company adopted SFAS 157. SFAS 157 defines fair value, provides a consistent framework for measuring fair value under generally accepted accounting principles and expands fair value financial statement disclosure requirements. SFAS 157’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. SFAS 157 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

The following table represents the fair value hierarchy for those financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2009:

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 11 -

FAIR VALUE MEASUREMENTS (CONTINUED)

	Level 1	Level 2	Level 3	Total

Cash	21,908	-	-	21,908

Total assets	21,908	-	-	21,908

Notes payable	-	-	-	-

Total liabilities	-	-	-	-

NOTE 12 -

SEGMENT INFORMATION

The Company operates and the chief decision maker for the Company segregates the operations into two separate distinct reporting segments. These segments are the sperm bank division and the stem-cell division which includes the minimal operating expenses of the skin care products.

Operating segment data for the six months ended June 30, 2009 are as follows:

	Stem-Cell	Sperm Bank	Total
Sales	$ -	$55,125	$55,125
Cost of sales	-	3,552	3,552
Gross profit	-	51,573	51,573
Operating expenses	1,742,358	46,576	1,788,934
Depreciation and amortization	6,952	-	6,952
Other income (expense)	(16,750)	-	(16,750)
Net income (loss)	(1,766,060)	4,997	(1,761,063)
Segment assets	105,073	371,236	476,309
Fixed Assets, net of depreciation	45,652	-	45,652

Operating segment data for the six months ended June 30, 2008 are as follows:

	Stem-Cell	Sperm Bank	Total
Sales	$ -	$71,119	$71,119
Cost of sales	-	3,659	3,659
Gross profit (loss)	-	67,460	67,460
Operating expenses	4,193,523	15,067	4,208,590
Depreciation and amortization	6,218	-	6,218
Other income (expense)	(16,750)	-	(16,750)
Net income (loss)	(4,216,491)	52,393	(4,164,098)
Segment assets	98,510	381,558	480,068
Fixed Assets, net of depreciation	55,535	-	55,535

PROTEONOMIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

JUNE 30, 2009 AND 2008 (UNAUDITED)

NOTE 13 -

SUBSEQUENT EVENTS

On July 1, 2009, the Company and its President and CEO, modified the employment agreement to include: a) the Company’s recognition of the assignment by the President and CEO at no additional consideration by the Company of the technologies, including the patent applications to the Company’s subsidiary, National Stem Cell, Inc.; b) for the transfer of the 2 Proteoderm patents and future patent applications related to inventions and discoveries related to stem cell derived cosmetics and cosmeceuticals, 50,000 Series C Preferred Shares with a par value of $0.001 (see Note 9) and the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company. The right set forth above shall be non-transferable except to the JSM Family Trust; and c) an increase in the vehicle allowance to $1,000 per month.

On July 1, 2009, Michael Cohen and Jacob Cohen entered into a technology license agreement with Company relating to stem cell based cosmetic and cosmeceutical technologies they developed. The license agreement provides that they receive a) 50,000 Shares of the Company’s Series C Preferred Stock, par value $.001 per share and (b) the right to receive 20% of the outstanding shares of the Company’s subsidiary, Proteoderm, Inc. in the event it shall become a public company. The right set forth above shall be non-transferable except to the JSM Family Trust. The 50,000 shares of the Series C Preferred Stock were issued in July 2009.

(b)

The exhibits required by Item 601 of Regulation S-K are listed below.

Exhibit List

2.01

Agreement and Plan of Merger by and among Azurel, Ltd., Azurel Acquisition, Inc., National Stem Cell, Inc. and Certain Stockholders of Azurel Ltd.(1)

3.01

Certificate of Incorporation of Azurel Ltd. Filed 06/26/1995(1)

3.02

Certificate of Amendment of Azurel Ltd. Filed 09/15/1995(1)

3.03

Certificate of Amendment of Azurel Ltd. Filed 5/08/1997(1)

3.04

Certificate of Amendment of Azurel Ltd. Filed 011/04/2002(1)

3.05

Certificate for Renewal and Revival of Charter Filed 09/14/2006(1)

3.06

Certificate of Amendment of Azurel Ltd. Filed 09/14/2006(1)

3.07

Certificate of Amendment of National Stem Cell Holding, Inc. Filed 07/23/2006(1)

3.08

Certificate of Amendment of Proteonomix, Inc. Filed 07/25/2008(1)

3.09

Certificate of Designation, Preferences and Rights of Preferred Stock of Proteonomix, Inc. Filed 05/13/2009(1)

3.10

Bylaws of Proteonomix, Inc.(1)

10.1

Consulting Agreement with Brian Kingsfield(1)

10.2

Consulting Agreement with Ashoke Agarwal, M.D.(1)

10.3

Cosmetic sales agreement with China Biopharma and Sinoquest Financial(1)

10.4(1)

Consulting Agreement with Kenneth Steiner, M.D.

10.5(1)

Consulting Agreement with Ice Cold Stocks

10.6(1)

Financial Consulting Agreement with National Financial Communications(1)

10.7

Retainer with Joel Pensley(1)

10.8

Consulting Agreement with Nancyco of NY, Inc.(1)

10.9

Consulting Agreement with Joe & Sam of NY, Inc.(1)

10.10

Assignment of Cosmetic Technologies by Michael Cohen and Jacob Cohen(1)

10.11

Michael Cohen restated employment contract(1)

10.12

Michael Cohen amendment to restated employment contract(1)

10 . 13

Retainer with Antonio Moura(1)

10.14

Consulting Agreement between John Murray and National Stem Cell, Inc.(1)

10.15

Consulting Agreement with Barbara Nabrit-Stephens, M.D.(1)

10.16

Consulting Agreement with Smeena Khan, M.D.(1)

10.17

Consulting Agreement with Terry Dubrow, M.D.(1)

10.18

Consulting Agreement with Gungdong Pahng(1)

10.19

Settlement Agreement between The Johns Hopkins University and National Stem Cell, Inc.(1)

10.20

Employment Contract of Robert Kohn(2)

10.21

Revised Engagement Letter with Antonio P. Moura(2)

10.22

Revised Engagement Letter with Joel Pensley(2)

10.23

Revised Consulting Agreement with Kenneth Steiner, M.D.(2)

10.24

 Oral Agreements of BioGenetics(2)

10.25

List of Subsidiaries(2)

10.26

Michael Cohen and Joel Pensley oral agreements relating to payments on behalf of Proteonomix(2)

10.27

Michael Cohen Assignments of Technologies and Patent Rights.(2)

10.28

Oral Agreement with San-Mar Laboratories(2)

10.29

University of Miami Fee for Services Agreement(2)

10.30

License Agreement between The Johns Hopkins University and National Stem Cell, Inc.(2)

10.31

Sterm Bank of New York Acquisition Agreement(2)

10.32

Securities Purchase Agreement Maller Estate Planning Trust, Howard and Leigh Maller,

             Isaac Sambrowsky, Joseph Folkman, Aryeh Hirsch(2)

10.33

Maller Estate Planning Trust Promissory Note(2)

10.34

Howard and Leigh Maller Promissory Note(2)

10.35

Isaac Sambrowsky Promissory Note(2)

10.36

Joseph Folkman Promissory Note(2)

10.37

Aryeh Hirsch Promissory Note(2)

10.38

Aryeh Hirsch Waiver and Amendment Agreement(2)

10.39

Howard and Leigh Maller Waiver and Amendment Agreement(2)

10.40

Isaac Sambrowsky Waiver and Amendment Agreement(2)

10.41

Joseph Folkman Waiver and Amendment Agreement(2)

10.42

Maller Estate Planning Trust Waiver and Amendment Agreement(2)

(1)

Filed as an exhibit to the registrant’s registration statement on Form 10 and hereby  incorporated by reference.

(2)

Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

(Registrant)

Date: October 20 , 2009

By: /s/ Michael Cohen

        Michael Cohen

        President